Exhibit 10.14

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

PFIZER INC.

and

EFFECTOR THERAPEUTICS, INC.

December 20, 2019

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (the “Agreement”) is entered into as of December 20, 2019 (the “Effective Date”), by and between Pfizer Inc. a corporation organized and existing under the laws of Delaware and having a principal place of business at 235 East 42nd Street, New York, New York 10017 (“Pfizer”) and eFFECTOR Therapeutics, Inc., a company organized and existing under the laws of Delaware and having a principal place of business at 11180 Roselle Street, San Diego, CA 92121 (“eFFECTOR”). Pfizer and eFFECTOR may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, eFFECTOR solely owns certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the identification, research and development of Compounds and Products (as defined below);

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical and biopharmaceutical products;

WHEREAS, subject to the terms of this Agreement, eFFECTOR wishes to grant to Pfizer, and Pfizer wishes to receive from eFFECTOR, an exclusive license in the Field (as defined below) in the Territory (as defined below) under the eFFECTOR Technology (as defined below) to use, develop, manufacture, commercialize and otherwise exploit Compounds and Products;

WHEREAS, Pfizer and eFFECTOR wish to engage in collaborative pre-clinical research pursuant to the Research Plan (as defined below) to develop Compounds and Products to be advanced to clinical trials for further development and commercialization by Pfizer; and

WHEREAS, eFFECTOR will have the Option (as defined below) to co-fund Development (as defined below) of a single Product and co-promote such Product in the United States subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1. “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, but only for so long as such control will continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the

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1.2. power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than 50% (or the maximum ownership interest permitted by applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.3. “Bankruptcy Code” means Section 101(35A) of Title 11 of the United States Code, as amended.

1.4. “Binding Obligation” means, with respect to a Party (a) any oral or written agreement or arrangement that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

1.5. “Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in New York, New York.

1.6. “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7. “Calendar Year” means any twelve (12) month period beginning on January 1 and ending on the next subsequent December 31.

1.8. “CAN Status” means [***].

1.9. “Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party, and other than by virtue of obtaining irrevocable proxies) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests (other than as a result of a bona fide equity financing transaction with arm’s length financial investors that are not pharmaceutical companies or biopharmaceutical companies or affiliates of such companies), (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least 50% of the combined voting power of the surviving entity (or, if applicable, the ultimate parent of the surviving entity) immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale or disposition of such assets to an Affiliate of such Party or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party.

1.10. “Clinical Trial” means a human clinical study of a pharmaceutical product.

1.11. “Co-Development Co-Promotion Term” means the period commencing on the date, if ever, that eFFECTOR provides Pfizer the Option Exercise Notice and ending on the earlier of (a) the date, if any, that is (i) with respect to a Pre-Approval Opt-Out, [***] after the Opt-Out Date, or (ii) with respect to a Commercialization Opt-Out, [***] after the Opt-Out Date and (b) the date that the Agreement is terminated in accordance with its terms.

1.12. “Combination Product” means a Product containing a Compound and one or more other therapeutically active ingredients.

1.13. “Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product, which may include Development activities undertaken after such compound or product has received Regulatory Approval. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.14. “Commercialization Costs” shall have the meaning set forth in Exhibit A.

1.15. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval or Commercialization of a Compound or Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound or protein, product or product candidate, as applicable (a) of [***] Controlled by such Party, or (b) (i) to which such Party has [***], (ii) which is of [***] in such country, and (iii) which is at a [***]. Further, to the extent that [***] will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.16. “Compliance” means the adherence by the Parties in all material respects to all applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.17. “Compound” means (a) (i) any of eFFECTOR’s existing compounds Targeting the Target and listed on a schedule to the Letter Agreement (“eFFECTOR Compounds”), (ii) any compound Targeting the Target that is first discovered, synthesized, identified or invented by or on behalf of either Party or its Affiliate, solely or jointly, during the Research Term using the eFFECTOR Know-How or eFFECTOR Materials (“Research Program Compounds”), (b) any and all derivatives, salts, congeners, crystal forms, analogs, homologs or prodrugs of any of the foregoing Targeting the Target, or (c) any compound Targeting the Target that is first discovered, synthesized, identified or invented by or on behalf of Pfizer or any Pfizer Affiliate in the five (5) year period immediately following the end of the Research Term and that is within the scope of any composition of matter claim that is a Valid Claim of any of the eFFECTOR Patent Rights in the U.S. (“Tail Compounds”). Those Compounds known to be existing as of the Effective Date are listed in a schedule to the Letter Agreement.

1.18. “Confidential Information” means, with respect to the applicable Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Effective Date, but only to the extent that such Know-How or other information in written form is marked in writing as “confidential” at the time of disclosure. Failure to so mark, identify or confirm in writing any Confidential Information disclosed hereunder as “Confidential” shall not cause the information to be considered non-confidential, with the burden on the Disclosing Party to prove such information should have been known by a reasonable person with expertise on the subject matter, based on the nature of the information and the circumstances of its disclosure, to be Confidential Information, All Confidential Information disclosed by a Party pursuant to the Existing Confidentiality Agreement shall be deemed to be such Party’s Confidential Information hereunder. Confidential Information does not include any Know-How or other information that the Receiving Party can demonstrate by competent written evidence (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party or its Representatives in breach of its obligations under this Agreement, (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. The terms and conditions of this Agreement will be considered Confidential Information of both Parties.

1.19. “Control” or “Controlled” means with respect to any Intellectual Property Right or material (including any Patent Right, Know-How or other data, information or material), the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense or provide or provide access or other right in, to or under such Intellectual Property Right or material.

1.20. “Copyright” means any copyright Controlled by Pfizer, which copyright pertains to the promotional materials and literature utilized by Pfizer in connection with the Commercialization of Products in the Territory.

1.21. “Cover” means, with respect to a given Compound or Product and Patent Right, that a Valid Claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the manufacture, sale, offer for sale or importation of such Compound or Product (in the case of any pending Patent Right, as if such Patent Right were issued).

1.22. “Detail” means a face-to-face, interactive (including through video-conference, internet, virtual or other similar means that allow for real-time communication and the exchange of visual information) selling presentation for a Product by a representative of a Party’s sales force to an eligible HCP in the Territory in accordance with Applicable Law, provided that the following shall not constitute Details: (a) presentations made at conventions or to any group of more than five (5) HCPs and (b) deliveries of samples of the Product (either directly or through the use of a sample form), savings cards or coupons without a selling presentation to an eligible HCP. For the avoidance of doubt, NAMs, reimbursement specialists and MSLs do not Detail the Product.

1.23. “Detailing Costs” means, with respect to a Product costs incurred by a Party or its Affiliates for the establishment and maintenance of sales personnel (including a field-based sales force that Details such Product and regional and district managers) to the extent such personnel are, or will be, assigned to selling such Product in the United States: (a) [***], such as [***]; (b) [***], [***]; (c) [***], [***]; (d) [***]; (e) [***]; and (f) [***].

1.24. “Develop” or “Developing” means to discover, research or otherwise develop a process, compound or product, including conducting preclinical, non-clinical and clinical research and development activities prior to Regulatory Approval. When used as a noun, “Development” means any and all activities involved in Developing.

1.25. “Development Costs” shall mean all costs that are actually incurred by a Party or for its account and are specifically attributable to the Development or Regulatory Approval of a Product, including Out-of-Pocket Costs actually incurred by each Party, and all internal direct costs incurred by a Party in connection with the Development of such Product. Each Party shall record and account for its internal direct costs for the Development of such Product. Internal costs shall not include the costs of general corporate or administrative personnel. In no event shall any Development Payment be considered Development Costs.

1.26. “Development Event” means each Early Development Event, Other Development Event and Other Development Option Exercise Event listed in the table that appears in Section 3.3.

1.27. “Development Payment” means each Early Development Payment, Other Development Payment and Other Development Option Exercise Payment listed in the table that appears in Section 3.3.

1.28. “EMA” means the European Medicines Agency or any successor agency thereto.

1.29. “eFFECTOR Affiliate” means any Affiliate of eFFECTOR, except that, in the event that, following a Change of Control, eFFECTOR is controlled (within the meaning given in Section 1.1), directly or indirectly by a parent acquiror, then the term “eFFECTOR Affiliate” shall exclude such parent and any Person that is or becomes an Affiliate of such parent, other than eFFECTOR and any Person controlled by eFFECTOR (an “eFFECTOR Acquiror Company”); provided, however, if any eFFECTOR Acquiror Company (i) engages in Research Plan activities, Develops, Manufactures or Commercializes any Compound or Product, or otherwise performs any activities or obtains any rights with respect to any Compound or Product or (ii) uses any Pfizer Technology, Pfizer Confidential Information or Research Program Technology outside the scope of the Research Plan activities to Develop, Manufacture or Commercialize any other compound or product, such eFFECTOR Acquiror Company will be deemed an eFFECTOR Affiliate.

1.30. “eFFECTOR Know-How” means any Know-How, other than eFFECTOR Materials or Research Program Know-How, that (i) (a) is Controlled by eFFECTOR or any eFFECTOR Affiliate as of the Effective Date as set forth in the Letter Agreement or (b) comes into the Control of eFFECTOR or any eFFECTOR Affiliate during the Term and that is added to the Letter Agreement and received by Pfizer each at Pfizer’s sole discretion and written consent and (ii) relates to any Compound or Product or to the Exploitation of any Compound or Product in the Territory.

1.31. “eFFECTOR Materials” means any tangible materials (but not information about or contained in such materials) Controlled by eFFECTOR that relate to or embody the eFFECTOR Technology.

1.32. “eFFECTOR Patent Right” means any Patent Right, other than a Research Program Patent Right, that (i) is Controlled by eFFECTOR or any eFFECTOR Affiliate as of the Effective Date or comes into the Control of eFFECTOR or any eFFECTOR Affiliate during the Term and (ii) claims any (w) Compound or Product (including the composition of matter thereof), (x) method of making any Compound or Product, (y) methods of using any Compound or Product or (z) eFFECTOR Know-How. eFFECTOR Patent Rights include the existing Patent Rights listed in a schedule to the Letter Agreement.

1.33. “eFFECTOR Share” means [***] percent ([***]%) of the Shared Development Costs.

1.34. “eFFECTOR Technology” means the eFFECTOR Patent Rights and eFFECTOR Know-How.

1.35. “Exploit” means to Develop, Manufacture, Commercialize, use or otherwise exploit. Cognates of the word “Exploit” will have correlative meanings.

1.36. “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.37. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.38. “Field” means all indications for therapeutic, diagnostic and prophylactic human and veterinary use.

1.39. “First Commercial Sale” means, with respect to any Product and with respect to any country of the Territory, the first sale of such Product by Pfizer or an Affiliate or Sublicensee of Pfizer to a Third Party in an indication in the Field in such country after such Product has been granted Regulatory Approval by the appropriate Regulatory Authority for such indication in such country.

1.40. “FTE” means the equivalent of a full-time scientific person’s (with B.S., M.S. or Ph.D. level or equivalent degrees) work time consisting of a minimum of a total of one thousand eight hundred eighty (1,880) hours for a twelve (12) month period on activities with respect to Compounds and Products or the Transition Plan. In the case that any personnel works partially on research activities with respect to Compounds and Products or the Transition Plan and partially on other work outside the scope of this Agreement in a twelve (12) month period, then the full-time equivalent to be attributed to such individual’s work hereunder shall be equal to the percentage of such individual’s total work time in such twelve (12) month period that such individual spent working on research activities with respect to Compounds and Products or the Transition Plan. Each Party shall track applicable FTEs using its standard practice and normal systems and methodologies.

1.41. “FTE Rate” means, for purposes of determining eFFECTOR’s internal development costs, initially an amount equal to [***] dollars ($[***]) per FTE per year. Such FTE rate includes all benefits and any applicable overhead.

1.42. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.43. “Generic Product” means any pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Pfizer under a marketing authorization granted by a Regulatory Authority to a Third Party and is not in a chain of distribution originating from Pfizer or any of its Affiliates or Sublicensees, (b) contains the same Compound as a Product (and if the Product is a Combination Product, the a therapeutically active ingredient in the same class as such Combination Product) and (c) for purposes of the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to Pfizer or a Pfizer Affiliate or Sublicensee by the FDA or, for purposes of a country outside the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to Pfizer or a Pfizer Affiliate or Sublicensee by the applicable Regulatory Authority.

1.44. “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.45. “Government Official”, to be broadly interpreted, means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). Healthcare providers employed by government-owned hospitals will be considered Government Officials.

1.46. “HCP” or “Healthcare Professional” means, with respect to a country or jurisdiction, any physician, nurse, pharmacist, or other person who may administer or prescribe pharmaceutical products or other healthcare products in such country or jurisdiction, or any other individual or entity that has significant impact or influence on prescribing decisions in the field in which a product is approved, including retail pharmacists, and ancillary staff in long term care, skilled nursing facilities or assisted living facilities such as clinical pharmacists, directors of nursing, or certified nursing assistants but not staff in community physician offices.

1.47. “IND” means an Investigational New Drug Application submitted under the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.

1.48. “Indication” means third line [***].

1.49. “Intellectual Property Rights” means any and all (a) Patent Rights, (b) proprietary rights in Know How, including trade secret rights, (c) proprietary rights associated with works of authorship and software, including copyrights, moral rights, and copyrightable works, and all applications, registrations, and renewals relating thereto, and derivative works thereof, (d) other forms of proprietary or intellectual property rights however denominated throughout the world, other than trademarks, service marks, trade names, domain names and other indicators of origin.

1.50. “Joint Research Committee” or “JRC” means the steering committee described in Section 4.3.2(a).

1.51. “Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique, material (including any chemical or biological material), technology, result, cell line, cell, antibody or other protein, compound, probe, nucleic acid, (including RNAi) or other sequences or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing.

1.52. “Law” means any law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.

1.53. “Letter Agreement” means that certain letter agreement by and between Pfizer and eFFECTOR dated as of the Effective Date.

1.54. “Major EU Market Country” means any of France, Germany, Italy, Spain or the United Kingdom (including the constituent countries of the United Kingdom as of the Effective Date even if they later cease to be part of the United Kingdom).

1.55. “Major Market Country” means any [***] or the United States or [***].

1.56. “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store, and for the purposes of further Manufacturing, distribute, import or export, a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or protein, device or product or any component thereof.

1.57. “MSL” shall mean a medical science liaison employed by a Party or any of its Affiliates to perform activities with respect to a Product.

1.58. “NAM” means an account manager responsible for seeking coverage, coding and reimbursement of a Product by payers and managed market plans, including national account managers and regional account managers.

1.59. “NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

1.60. “Net Operating Profit” shall mean for a given Product as to which eFFECTOR has exercised its Option, and for a given reporting period, Net Sales of a Product in the U.S. during such period (plus, as applicable, any remaining infringement recoveries as contemplated by Section 6.3.2), less the Commercialization Costs incurred during such period. For sake of clarity, Net Operating Profit shall be determined prior to application of any income taxes, and if such terms are used individually, “Net Operating Profit” shall mean both a positive Operating Profit and a negative Operating Profit (i.e., a loss).

1.61. “Net Sales” means: (a) with respect to a Product that is not a Combination Product, gross amounts invoiced for sales by Pfizer and its Affiliates and Sublicensees of such Product to Third Parties in the Territory, less in each case, the following amounts attributable to such Product: [***]. Net Sales will be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of the Product. In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

1.62. “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties (other than employees) and accrued in accordance with GAAP) by either Party or its Affiliates in connection with activities under this Agreement; provided that Out-of-Pocket Costs shall not include any FTE costs.

1.63. “Party Specific Regulations” means all non-monetary judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other similar agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.64. “Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.65. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.66. “Pfizer Affiliate” means any Affiliate of Pfizer, except that, in the event that, following a Change of Control, Pfizer is controlled (within the meaning given in Section 1.1), directly or indirectly by a parent acquiror, then the term “Pfizer Affiliate” shall exclude such parent and any Person that is or becomes an Affiliate of such parent, other than Pfizer and any Person controlled by Pfizer (a “Pfizer Acquiror Company”); provided, however, if any Pfizer Acquiror Company (i) engages in Research Plan activities, Develops, Manufactures or Commercializes any Compound or Product, or otherwise performs any activities or obtains any rights with respect to any Compound or Product or (ii) uses any eFFECTOR Technology or eFFECTOR Confidential Information outside the scope of the Research Plan activities to Develop, Manufacture or Commercialize any other compound or product, such Pfizer Acquiror Company will be deemed a Pfizer Affiliate.

1.67. “Pfizer Diligence Obligations” means Pfizer’s Development and Regulatory Approval diligence obligations under Section 5.5.1 and Pfizer’s Commercialization diligence obligations under Sections 5.5.2, 5.7.2 and 5.7.3(c).

1.68. “Pfizer Know-How” means (a) all Research Program Know-How and (b) any Know-How other than Research Program Know-How that (i) is Controlled by Pfizer or any of its Affiliates on the Effective Date or that comes into the Control of Pfizer or any Pfizer Affiliates during the Term and (ii) is necessary or useful for the Exploitation of any Compound or Product in the Field in the Territory.

1.69. “Pfizer Patent Right” means (a) all Research Program Patent Rights and (b) any Patent Right, other than a Research Program Patent Right, that (i) is Controlled by Pfizer or any Pfizer Affiliates on the Effective Date or that comes into the Control of Pfizer or any Pfizer Affiliates during the Term and (ii) claims any (w) Compound or Product (including the composition of matter thereof), (x) method of making any Compound or Product, (y) methods of using any Compound or Product or (z) Pfizer Know-How.

1.70. “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any Pfizer Year and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any Pfizer Year.

1.71. “Pfizer Share” means [***] percent ([***]%) of the Shared Development Costs.

1.72. “Pfizer Technology” means the Pfizer Patent Rights and Pfizer Know-How.

1.73. “Pfizer Year” means the twelve month fiscal periods observed by Pfizer (a) commencing on January 1 with respect to the United States and (b) commencing on December 1 with respect to any country in the Territory other than the United States.

1.74. “Phase I Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a pharmaceutical product or combination regimen with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product or combination regimen, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation), provided, however, a Phase I Clinical Trial does not include any study generally characterized by the FDA as an “exploratory IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND.

1.75. “Phase I Dose Expansion Clinical Trial” means a Clinical Trial (or part of a Clinical Trial) in which one or more cohorts of patients is enrolled during or after the dose escalation portion of a Phase I Clinical Trial in order to evaluate safety further and explore potential efficacy of a pharmaceutical product or combination regimen with a defined dose or a set of defined doses in one or more specific patient populations.

1.76. “Phase II Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product or combination regimen with a defined dose or a set of defined doses is safe for it intended use and to obtain sufficient information about such product’s or combination regimen’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials.

1.77. “Phase III Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product or combination regimen designed to ascertain efficacy and safety of such product or combination regimen, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.

1.78. “Pre-Commercialization Development Period” means the period of time from the Effective Date until the earlier of (a) a First Commercial Sale of the first Product to be sold in any country in the Territory or (b) termination or expiration of this Agreement.

1.79. “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.80. “Product” means any pharmaceutical product in any form or formulation suitable for administration to patients which contains one or more Compounds as an active ingredient.

1.81. “Public Health Service Act” means the United States Public Health Service Act (42 U.S.C. 201 et seq), as amended from time to time (including any rules and regulations promulgated thereunder) or any subsequent or superseding law, statute or regulation.

1.82. “Qualified Researcher” means a trained research scientist employed by eFFECTOR having (a) a B.S., M.S., M.D. or Ph.D. in biology or chemistry and (b) at least [***] experience.

1.83. “Registrational Clinical Trial” means a Phase III Clinical Trial or other Clinical Trial or portion of a Clinical Trial (however denominated) with a defined dose or a set of defined doses of a pharmaceutical product or combination regimen designed to ascertain efficacy and safety of such product or combination regimen for the purpose of enabling the preparation and submission of an NDA.

1.84. “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals and labeling approvals) of any Regulatory Authority, necessary or useful for the use, Development, Manufacture, and Commercialization of a pharmaceutical or biopharmaceutical product in a regulatory jurisdiction, including commercially reasonable Price Approvals (Price Approvals of a product in a regulatory jurisdiction shall be deemed commercially reasonable if such product is actually sold at or above the price approved in such Price Approval in such regulatory jurisdiction).

1.85. “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such country, Price Approval, for pharmaceutical products in such country.

1.86. “Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval or Commercialization of a Compound or Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected [***]; any issues regarding the ability to [***]; the likelihood of obtaining [***]; the timing of [***]; the current guidance and requirements for Regulatory Approval for the Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Product or similar products; present and future market potential; the ability to [***]; [***]; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors. For the avoidance of doubt, in evaluating potential profitability, Pfizer shall not consider any payments due to eFFECTOR pursuant to Article 3.

1.87. “Representatives” means (a) with respect to Pfizer, Pfizer, Pfizer Affiliates, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to eFFECTOR, eFFECTOR, eFFECTOR Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents.

1.88. “Research Plan” means the research plan attached as an exhibit to the Letter Agreement, as it may be amended from time to time pursuant to Section 4.1.

1.89. “Research Program Know-How” means any and all Know-How, Compounds and Products, whether or not patentable, produced solely by or on behalf of either Party or its Representatives in the conduct of activities under the Research Plan or produced jointly by or on behalf of (i) eFFECTOR or its Representatives and (ii) Pfizer or its Representatives in the conduct of activities under the Research Plan.

1.90. “Research Program Patent Rights” means any and all Patent Rights claiming or disclosing any Research Program Know-How.

1.91. “Research Program Technology” means the Research Program Patent Rights and Research Program Know-How.

1.92. “Research Term” means the period of time beginning on the Effective Date and expiring on the date that is the [***] anniversary thereof or such later date as may be established pursuant to Section 4.4, unless earlier terminated pursuant to the terms of this Agreement.

1.93. “Reversion Technology” means, as of the effective date of termination of this Agreement and with respect to a Continuation Product, all Pfizer Patent Rights and any Research Program Patent Rights (and Patent Rights arising in the course of prosecution or maintenance of such Pfizer Patent Rights and Research Program Patent Rights after the effective date of termination) that claim (a) any Continuation Product or Compound contained therein (including the composition of matter thereof), (b) method of making any such Continuation Product or Compound contained therein, (c) methods of using any Continuation Product or Compound contained therein or (d) Pfizer Know-How (including any Research Program Know-How) and any other Pfizer Technology, each of (a), (b) and (c), solely to the extent necessary for the Exploitation of such Continuation Product as it exists at the time of such termination or that is actually being used at the time of such termination in the Exploitation of such Continuation Product as it exists at the time of such termination.

1.94. “Royalty Term” means, with respect to any particular Product in any particular country in the Territory, the period commencing on the First Commercial Sale of such Product in such country until the last to occur of (i) the date when the Manufacture, use or Commercialization of such Product in such country would infringe, but for the license granted hereunder or ownership thereof, any Valid Claim Covering such Product in such country (in the case of any pending patent application within any such Valid Claim, as if such patent application were issued), (ii) the [***] anniversary of the date of the First Commercial Sale of such Product in such country, or (iii) the date of expiration of regulatory data exclusivity conferred by any Regulatory Authority for such Product in such country (or region to which the country is a member state).

1.95. “Shared Development Costs” shall mean all, global and local, Development Costs that are actually incurred by a Party following delivery by Pfizer of the Option Notice pursuant to the Development Plan and Budget, as such Development Plan and Budget may be amended or adjusted pursuant to Section 5.2.8 in the event that eFFECTOR exercises the Option.

1.96. “Sublicensee” means any Person to whom Pfizer grants or has granted, directly or indirectly, a sublicense of rights licensed by eFFECTOR to Pfizer under this Agreement.

1.97. “Target” means eIF4E (eukaryotic Initiation Factor 4E).

1.98. “Targeting” means, when used to describe the relationship between a molecule and the Target, that the molecule (i) binds to the Target (or a portion thereof) and (ii) is designed or being developed to exert its biological effect in whole or in part through binding to such Target (or such portion thereof).

1.99. “Territory” means worldwide.

1.100. “Third Party” means any Person other than Pfizer, eFFECTOR or their respective Affiliates.

1.101. “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.102. “U.S.” or “United States” shall mean the United States of America, including all possessions and territories thereof.

1.103. “Valid Claim” means, with respect to a particular country and Compound or Product, (a) a claim of an issued and unexpired eFFECTOR Patent Right or Pfizer Patent Right claiming the composition of matter of such Compound or Product or any claim contained in a Patent Right directed to such composition of matter which recites a method of use of such Compound or Product for which such Compound or Product is Exploited that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal; (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; and (iii) has not expired or lapsed; or (b) a bona fide claim of a pending patent application that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction, or (ii) finally rejected by an administrative agency action, which action is unappealable or unappealed within the time allowed for appeal, provided that any claim in any patent application pending for more than ten (10) years from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such ten (10) year date, unless and until, a patent containing such claim issues from such patent application while the Royalty Term is otherwise ongoing in such country.

1.104. The following terms are defined in the section of this Agreement listed opposite each term:

Defined Term	Section in Agreement

Additional Third Party License	3.5.3(a)
Agreement	Preamble
Alliance Managers	4.3.1(b)
Continuation Product	9.5.1(a)(ii)(A)
Development Payment	3.2.2
Development Plan and Budget	5.2.2
Diligence Issue	5.5.3(c)
Disclosing Party	7.1
Effective Date	Preamble
eFFECTOR	Preamble
eFFECTOR Acquiror Party	1.28

eFFECTOR Indemnified Party	10.2
eFFECTOR Material Improvement	4.2.6(c)
eFFECTOR JRC Members	4.3.2(a)
HCPs	8.3.10
Incurred Development Costs	5.2.2
Indemnified Party	10.4.1
Indemnifying Party	10.4.1
Infringement Claim	6.3.7
JRC Chair	4.3.2(b)
JSC	5.2.10(a)
Liabilities	10.2
Litigation Conditions	10.4.2
Notice of Dispute	11.12.1
Option	5.2.3
Option Exercise Fee	5.2.3
Option Exercise Notice	5.2.3
Option Notice	5.2.2
Opt Out Right	5.3
Party or Parties	Preamble
Permitted Activities	4.6.2
Per Product Annual Net Sales	3.5.1
Pfizer	Preamble
Pfizer Acquiror Party	1.65
Pfizer Indemnified Party	10.3
Pfizer JRC Members	4.3.2(a)
Pfizer Material Improvement	4.6.6
Pfizer Materials	4.6.1
Policies Program Director and Program Directors	8.3.11 4.3.1(a)
Receiving Party	7.1
Review Period	7.4.2
Sales Milestone Payment	3.4
Specific eFFECTOR Breach	9.5.1(b)(i)
Term	9.2
Third Party Claim	10.4.1
Third Party Product IP	3.5.3(b)
Total Annual Net Sales	3.4

2.	LICENSE GRANTS, EXCLUSIVITY AND TECHNOLOGY TRANSFER.

2.1. Exclusive License from eFFECTOR to Pfizer. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, eFFECTOR hereby grants to Pfizer an exclusive (exclusive even as to eFFECTOR except to the extent necessary to perform eFFECTOR’s activities under the Research Plan during the Research Term and subject to the Option and performance of eFFECTOR’s activities in the event eFFECTOR exercises the

Option) sublicensable (in accordance with Section 2.3) license under the eFFECTOR Technology and eFFECTOR Materials, (a) to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Products (including any Compounds contained therein) in the Field in the Territory during the Term, and (b) solely to the extent necessary to perform Pfizer’s activities under the Research Plan during the Research Term.

2.2. Unblocking License from eFFECTOR to Pfizer. Without limiting any other license granted under this Agreement and subject to the terms and conditions of this Agreement, eFFECTOR, effective as of the Effective Date, hereby grants to Pfizer a non-exclusive, royalty-free, fully paid-up, sublicensable license under all of those Patent Rights, Know-How and other Intellectual Property Rights Controlled (as of the Effective Date or at any time during the Term), subject to the payment and other terms of any Third Party agreements pursuant to which eFFECTOR has obtained such Patent Rights, Know-How or other Intellectual Property Rights, by eFFECTOR or any eFFECTOR Affiliates to the extent that the Development, Manufacture, use or Commercialization of any Product in the Field in a country would infringe or misappropriate, but for the license granted hereunder, any such Patent Rights, Know-How or other Intellectual Property Rights (to the extent such Patent Rights, Know-How and other Intellectual Property Rights are not exclusively licensed to Pfizer pursuant to Section 2.1), to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized Products (including any Compounds contained therein) in the Field in the Territory during the Term. For avoidance of doubt, the foregoing is not meant to and does not require that eFFECTOR disclose any Patent Rights, Know-How or other Intellectual Property Rights to Pfizer, other than the eFFECTOR Technology or eFFECTOR Materials pursuant to the terms and conditions of this Agreement.

2.3. Pfizer Sublicensees. Pfizer will have the right to grant sublicenses of any and all rights granted to Pfizer under this Agreement by eFFECTOR, including any and all rights licensed to Pfizer pursuant to Section 2.1 or Section 2.2.to (a) an Affiliate of Pfizer, provided that such sublicense to an Affiliate of Pfizer shall immediately terminate if and when such party ceases to be an Affiliate of Pfizer or (b) a Third Party. Any such sublicense granted by Pfizer will be subject to the provisions of this Agreement, and Pfizer shall be responsible for performance by its Affiliates and Sublicensees with the provisions of this Agreement. Any sublicense granted by Pfizer will terminate upon termination of the licenses or other rights granted to Pfizer under this Agreement.

2.4. Direct Licenses to Affiliates. Pfizer may, from time to time, request that eFFECTOR grant licenses or sublicenses as specified in Section 2.1 directly to Affiliates of Pfizer by giving written notice, upon receipt of which eFFECTOR agrees to enter into and sign a separate direct license or sublicense agreement with such designated Affiliate of Pfizer. All such direct license or sublicense agreements will be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by applicable Laws in the country in which the direct license or sublicense will be exercised; provided that in no event will any such modifications increase any obligations or reduce any rights of eFFECTOR except with eFFECTOR’s prior written consent. The Parties further agree to make any amendments to this Agreement that are necessary to conform the combined terms of such direct licenses or sublicenses and this Agreement to the terms of this Agreement as set forth on the Effective Date.

All reasonable costs of making such direct license or sublicense agreement(s), including eFFECTOR’s reasonable attorneys’ fees, under this Section 2.4 will be borne by Pfizer.

2.5. Non-Exclusive License from Pfizer to eFFECTOR. During the Research Term and subject to the terms and conditions of this Agreement, Pfizer hereby grants to eFFECTOR a non-exclusive, royalty-free, fully paid-up license in the Territory, with no right to grant sublicenses other than to permitted subcontractors under Section 4.2.2, under the Pfizer Technology solely to the extent necessary to perform eFFECTOR’s activities under the Research Plan.

2.6. Permitted Research Use of Disclosed Know-How and Confidential Information. Subject to any pre-existing exclusive license grants to Third Parties as of the Effective Date, and without limiting any other rights or obligations of either Party under this Agreement:

2.6.1. Pfizer agrees that eFFECTOR and eFFECTOR Affiliates shall be free to use or have used on their behalf, for research purposes, the knowledge and skill of their employees and agents resulting from learning, observations or conclusions by such employees and agents developed through access to or work with Pfizer Know-How or Pfizer Confidential Information, without use of or reference to written or electronic copies of, or notes from review of, Pfizer Know-How or Pfizer Confidential Information; provided that nothing in this Section 2.6.1 shall give eFFECTOR any right to practice under any Patent Right owned or Controlled by Pfizer or its Affiliates.

2.6.2. eFFECTOR agrees that Pfizer and Pfizer Affiliates shall be free to use or have used on their behalf, for research purposes, the knowledge and skill of their employees and agents resulting from learning, observations or conclusions by such employees and agents developed through access to or work with eFFECTOR Know-How or eFFECTOR Confidential Information, without use of or reference to written or electronic copies of, or notes from review of, eFFECTOR Know-How or eFFECTOR Confidential Information; provided that nothing in this Section 2.6.2 shall give Pfizer any right to practice under any Patent Right owned or Controlled by eFFECTOR or its Affiliates.

2.7. Right of Reference. eFFECTOR hereby grants to Pfizer, its Affiliates and its Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Law recognized outside of the United States), to all data (including any regulatory filings or Regulatory Approvals) Controlled by eFFECTOR or eFFECTOR Affiliates within the eFFECTOR Know-How, and eFFECTOR will provide a signed statement to this effect, if requested by Pfizer, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).

2.8. Exclusivity. During the Term, except as required under the Research Plan and this Agreement, eFFECTOR shall not, and shall procure that eFFECTOR Affiliates shall not, [***] for itself, an Affiliate or with or on behalf of a Third Party.

2.9. No Implied Rights.

2.9.1. No Implied Rights. Except as expressly provided in this Agreement, neither Party will be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any Patent Rights, Know-How or other Intellectual Property Rights or information Controlled by such Party. Without limiting the foregoing, no rights are granted, nor obligations incurred, by eFFECTOR under this Agreement to eFT226 or eFT508; provided that in no event will the foregoing exclude any rights or obligations with respect to any Compound.

2.10. Initial Data Transfer. Within a reasonable time not to exceed thirty (30) days following the Effective Date or such longer period as agreed in writing by the Parties, eFFECTOR will disclose to Pfizer true, accurate and complete copies of [***] of eFFECTOR Know-How, in each case to the extent developed by eFFECTOR on or prior to the Effective Date and in such format as Pfizer may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Pfizer).

2.11. eFFECTOR Materials. Within a reasonable time not to exceed thirty (30) days from the Effective Date or such longer period as agreed in writing by the Parties, eFFECTOR will furnish to Pfizer any eFFECTOR Materials as set forth in the Letter Agreement in the quantity set forth in the Letter Agreement.

2.12. Technology Transfer Plan. Upon the expiration of the Research Term, eFFECTOR will provide Pfizer with all reasonable assistance (up to [***] during the [***] after expiration of the Research Term or as otherwise mutually agreed by the Parties) necessary or desirable (a) to effect the timely and orderly transfer of eFFECTOR Technology to Pfizer, (b) to enable Pfizer to perform its obligations under Section 5.1 and (c) for Pfizer to exercise its rights under the licenses granted herein.

3.	PAYMENTS BY PFIZER TO EFFECTOR.

3.1. Up-Front Payment. Pfizer will make a one-time, non-refundable, non-creditable payment of fifteen million dollars ($15,000,000) to eFFECTOR (the “Up-Front Payment”) within thirty (30) days of receipt of eFFECTOR’s invoice (such invoice to be delivered on or following the Effective Date of this Agreement).

3.2. Research Support Payments.

3.2.1. Research Funding. During the Research Term, Pfizer will reimburse eFFECTOR for all costs incurred by eFFECTOR for research actually performed by eFFECTOR with respect to Compounds [***] and [***] by eFFECTOR in connection with such research as described in the Research Plan through the end of the Research Term. The [***] will include $[***] as set forth in the Letter Agreement. In no event will the research funding payments pursuant to this Section payable by Pfizer to eFFECTOR exceed [***] dollars ($[***]) in total. Except as expressly set forth in this Section 3.2.1, eFFECTOR will be solely responsible for all expenses it incurs in performing its obligations under the Research Plan.

3.2.2. Reimbursement Payments. Reimbursement to be made to eFFECTOR by Pfizer pursuant to Section 3.2.1 will be made quarterly in arrears pursuant to invoices submitted by eFFECTOR to Pfizer within [***] following the end of each Pfizer Quarter. Each such invoice will be accompanied by reasonable supporting documentation evidencing the pass through costs covered by such invoice and the activities performed in connection with the Research Plan during the relevant Pfizer Quarter. Payment will be due within [***] following Pfizer’s receipt of each such properly documented invoice. Such payments shall be non-refundable (subject to Section 3.2.3) and non-creditable.

3.2.3. Audit Rights. During the Research Term and for a period of [***] thereafter, eFFECTOR shall keep and maintain accurate and complete records showing the time devoted and general activities performed (on a monthly basis) by each FTE in performing eFFECTOR’s obligations under the Research Plan. Upon [***] prior written notice from Pfizer, eFFECTOR shall permit an independent certified public accounting firm selected by Pfizer and reasonably acceptable to eFFECTOR to examine, at Pfizer’s sole expense, the relevant books and records of eFFECTOR as may be reasonably necessary to verify the accuracy of the invoices submitted to Pfizer under Section 3.2.2 for the number of FTEs applied to the performance of eFFECTOR’s obligations under the Research Plan. An examination by Pfizer under this Section 3.2.3 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than [***] before the date of the request. Such examination shall be conducted during eFFECTOR’s normal business hours at eFFECTOR’s facility(ies) where such books and records are normally kept. eFFECTOR may require the accounting firm to sign a reasonable and customary non-disclosure agreement. The accounting firm shall provide both eFFECTOR and Pfizer a written report disclosing whether the invoices submitted by eFFECTOR are correct or incorrect and the specific details concerning any discrepancies. If the audit establishes that the number of FTEs actually utilized by eFFECTOR was less than the number funded by Pfizer during the period covered by the audit, eFFECTOR shall, at Pfizer’s sole discretion, either (a) refund the excess payments to Pfizer within [***] of its receipt of the auditor’s report so concluding or (b) immediately offset all such excess payments against any outstanding or future amounts payable by Pfizer to eFFECTOR under this Agreement until Pfizer has received full credit for all such overpayments. Additionally, if the amount to be refunded exceeds more than [***] percent ([***]%) of the aggregate amount that was properly payable for the Calendar Year that is the subject of the audit, eFFECTOR shall reimburse Pfizer for the reasonable Out-of-Pocket Cost of the audit. If the audit shows an underpayment by Pfizer, Pfizer shall pay eFFECTOR the amount of such underpayment within [***] of its receipt of the auditor’s report.

3.3. Development Payments.

3.3.1. Early Development Payments. Pfizer will pay eFFECTOR the non-refundable, non-creditable amounts set forth below (each, an “Early Development Payment”) within [***] following the first occurrence of each event described below for the first Product, other than a diagnostic product, to achieve such event (each, an “Early Development Event”).

	Early Development Event	Development Payments
(i)	[***]	$[***]
(ii)	[***]	$[***]
(iii)	[***]	$[***]
(iv)	[***]	$[***], $[***]

3.3.2. Other Development Payments. If eFFECTOR has not exercised its Option under Section 5.2.3, Pfizer will pay eFFECTOR the non-refundable, non-creditable amounts set forth below (each, an “Other Development Payment”) within [***] following the first occurrence of each event described below for the first Product, other than a diagnostic product, to achieve such event (each, an “Other Development Event”).

	Other Development Event	Development Payments
(i)	[***]	$[***]
(ii)	[***]	$[***]
(iii)	[***]	$[***]
(iv)	[***]	$[***]
(v)	[***]	$[***], $[***]
(vi)	[***]	$[***], $[***]
(vii)	[***]	$[***], $[***]

3.3.3. Other Development Option Exercise Payments. If eFFECTOR has exercised its Option under Section 5.2.3, regardless of whether the Opt Out Right is subsequently exercised, Pfizer will pay eFFECTOR the non-refundable, non-creditable amounts set forth below (each, a “Other Development Option Exercise Payment”) within [***] following the first occurrence of each event described below for the first Product, other than a diagnostic product, to achieve such event (each, a “Other Development Option Exercise Event”).

	Other Development Option Exercise Event	Development Payments
(i)	[***]	$[***]

	Other Development Option Exercise Event	Development Payments
(ii)	[***]	$[***]
(iii)	[***]	$[***], $[***]
(iv)	[***]	$[***], $[***]

With respect to Sections 3.3.1, 3.3.2 and 3.3.3, (A) any reference to “the first Product” in each case means the first Product with respect to which the applicable Development Event is achieved so that the Product with respect to which one Development Event is achieved may be a different Product than the Product with respect to which a different Development Event is achieved; and (B) any reference to “the first indication other than the Indication” in each case means the first indication (other than the Indication) with respect to which the applicable Development Event is achieved so that the first indication with respect to which one Development Event is achieved may be a different indication than the first indication with respect to which a different Development Event is achieved. Each of the Development Payments set forth above will be payable one time only (regardless of the number of Products with respect to which, or the number of times with respect to any Product, the specified Development Event occurs, except as expressly provided in Sections 3.3.1(iv), Section 3.3.2(v), (vi) and (vii) and Section 3.3.3(iii) and (iv)). If one Product replaces another Product in Development, then such replacement Product will only be subject to Development Payments that have not previously been triggered by one or more prior Products. No Development Payments will be payable by Pfizer for any subsequent Product regardless of the number of Products Developed. The maximum amount payable by Pfizer under this Agreement with respect to all Development Payments if all Development Events occur and eFFECTOR does not exercise the option will be $[***].

3.4. Sales Milestone Payments. If eFFECTOR has not exercised its Option under Section 5.2.3 (or eFFECTOR has exercised its Option but the Opt Out Right is subsequently exercised, only after the end of the Co-Development Co-Promotion Term), Pfizer will pay eFFECTOR the following one-time, non-refundable, non-creditable payments (each, a “Sales Milestone Payment”) when aggregate Net Sales of the first Product to reach the respective thresholds indicated below in a Pfizer year in the Territory (the “Total Annual Net Sales”) first reaches such thresholds. If eFFECTOR has exercised its Option under Section 5.2.3 (unless the Opt Out Right is subsequently exercised, then only until the end of the Co-Development Co-Promotion Term), the calculation of Total Annual Net Sales will exclude Net Sales of the Product in the United States

Total Annual Territory-Wide Net Sales	Sales Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]

Pfizer will make any Sales Milestone Payment payable with respect to a Pfizer Year within [***] after the end of the applicable Pfizer Year, and such payment will be accompanied by a report identifying the Products, the relevant countries, Net Sales of each Product for each such country, and the amount payable to eFFECTOR under this Section 3.4. For the avoidance of doubt, each of the Sales Milestone Payments set forth above will be payable one time only, regardless of the number of times the corresponding Total Annual Net Sales levels are achieved. The maximum amount payable by Pfizer under this Agreement with respect to all Sales Milestone Payments if all sales milestone thresholds are met will be [***] dollars (US$[***]).

3.5. Royalty Payments.

3.5.1. Royalties.

(a) Subject to the provisions of Section 3.5.3, if eFFECTOR has not exercised its Option under Section 5.2.3 (or eFFECTOR has exercised its Option but the Opt Out Right is subsequently exercised, only after the end of the Co-Development Co-Promotion Term), Pfizer will pay eFFECTOR a [***] percent ([***]%) royalty based on the annual aggregate Territory-wide Net Sales of each Product, on a Product-by-Product and country-by-country basis, during each Pfizer Year of the applicable Royalty Term for each Product.

(b) Subject to the provisions of Section 3.5.3, if eFFECTOR has exercised its Option under Section 5.2.3 (unless the Opt Out Right is subsequently exercised, then only until the end of the Co-Development Co-Promotion Term), Pfizer will pay eFFECTOR a [***] percent ([***]%) royalty based on the annual aggregate Territory-wide, excluding the United States, Net Sales of each Product, on a Product-by-Product and country-by-country basis, during each Pfizer Year of the applicable Royalty Term for each Product.

3.5.2. Fully Paid-Up, Royalty Free License. Except in the U.S. if eFFECTOR exercises its Option and has not exercised the Opt Out Right, following expiration of the Royalty Term for any Product in a given country and payment in full of all amounts then due and payable and not in dispute, no further royalties will be payable in respect of sales of such Product in such country and, thereafter the license granted to Pfizer under Section 2.1 with respect to such Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

3.5.3. Royalty Adjustments. The following adjustments will be made, on a Product-by-Product and country-by-country basis, to the royalties payable pursuant to Section 3.5.1:

(a) Third Party Patents. Pfizer may, in its sole discretion, negotiate and obtain a license under one or more Patent Rights from one or more Third Parties in order to Develop, Manufacture, Commercialize or use any Compound or Product in accordance with this Agreement, whether directly or through any Pfizer Affiliate or Sublicensee (each such Third Party license referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to eFFECTOR under this

Agreement with respect to Net Sales of a given Product in a given country during the applicable payment period will be reduced by [***]% of the royalties or similar amounts paid by Pfizer (or its Affiliate or Sublicensee) to Third Parties pursuant to any Additional Third Party Licenses [***],, provided that in no event will the total royalty payable to eFFECTOR for such Product in such country be reduced to less than [***]% of the royalty amounts otherwise payable for such Product in such country during the applicable payment period by virtue of all reductions pursuant to this Section 3.5.3. Pfizer may carry forward to [***] it could not deduct as a result of the application of the preceding proviso. For purposes of this Section 3.5.3 [***].

(b) eFFECTOR Third Party Agreements. eFFECTOR will be solely responsible for (i) all obligations (including any royalty or other payment obligations) with respect to the eFFECTOR Technology or eFFECTOR Materials under agreements between eFFECTOR or its Affiliate and Third Parties that are in effect as of the Effective Date and (ii) all payments to inventors (other than inventors that are Representatives of Pfizer) of eFFECTOR Technology, eFFECTOR Materials or Research Program Technology invented by eFFECTOR Representatives, including payments under inventorship compensation Laws. If eFFECTOR becomes aware of any Third Party IP Rights after the Effective Date, it will notify Pfizer and Pfizer may negotiate an Additional Third Party License pursuant to Section 6.3.6.

(c) Pfizer Third Party Agreements. Pfizer will be solely responsible for (i) all obligations (including royalty or other payment obligations) that relate to Products under its agreements with Third Parties that are in effect on or prior to the Effective Date or, subject to Section 3.5.3(a), entered into after the Effective Date and (ii) all payments to inventors (other than inventors that are Representatives of eFFECTOR) of Pfizer Technology or Research Program Technology invented by Pfizer Representatives, including payments under inventorship compensation Laws.

(d) Generic Entry. Any royalty otherwise payable to eFFECTOR under this Agreement with respect to Net Sales of a Product in a given country in the Territory will be reduced by [***] percent ([***]%) for the remainder of the applicable Royalty Term, such reduction to be prorated for the then-current Pfizer Quarter, once (i) one or more Generic Products of such Product become available and so long as such Generic Product(s) are being sold in such country and (ii), [***].

(e) Royalty Floor. Notwithstanding the provisions of this Section 3.5.3, the maximum reduction of royalties under Section 3.5.3 with respect to a given Product in a given country during the applicable payment period shall be [***] percent ([***]%) of the royalties that would be due with respect to such Product in such country during the applicable payment period if no adjustments had been taken under this Section 3.5.3.

3.6. Profit Share. In the event eFFECTOR exercises its Option and, if the Opt Out Right is subsequently exercised, then only until the end of the Co-Development Co-Promotion Term, the terms and conditions of this Section 3.6 shall govern each Party’s rights and obligations with respect to Net Operating Profits in the U.S. for such Product. eFFECTOR shall have no right to share operating profits, and no obligation to bear any operating losses, with respect to any Product in the countries of the Territory outside the U.S.; in such countries eFFECTOR shall only be entitled to receive from Pfizer royalties pursuant to Section 3.5 with respect thereto and milestone payments pursuant to Sections 3.3 and 3.4.

3.6.1. Share of Net Operating Profit. The Parties shall share all Net Operating Profits on the basis of [***] percent ([***]%) to Pfizer and [***] percent ([***]%) to eFFECTOR.

3.6.2. Calculation and Payment. Within [***] after the end of each Calendar Quarter, or Pfizer Quarter in the case of Pfizer, each Party shall provide the other Party and the JSC with a detailed, activity-based statement of its Commercialization Costs (or in each case an estimate of any portions thereof where actuals are not known as of such time) (the “Joint Cost Reports”) as well as details of any adjustments to be made to the amounts submitted in the previous Calendar Quarter, or Pfizer Quarter in the case of Pfizer, in a format to be agreed-upon by the JSC. Within [***] after the end of the Pfizer Quarter, Pfizer shall provide eFFECTOR and the JSC with a written report (the “Reconciliation Report”) setting forth in a format to be agreed-upon by the Parties, the calculations of any Operating Profit (or loss) in the U.S. and each Party’s share of such Operating Profit. Such Reconciliation Report shall include for such Pfizer Quarter, the (i) total Net Sales (including in reasonable detail the deductions allowed in the calculation of Net Sales), (ii) total Commercialization Costs incurred by each Party, (iii) the calculation of Net Operating Profit (or loss) and each Party’s respective share thereof, and (iv) the net payment due from one Party to the other Party in accordance with this Section 3.6. Any net payment owed from one Party to the other Party shall be paid within [***] following receipt of such Reconciliation Report (i.e. within [***] after the end of the Pfizer Quarter) provided that if a Party disputes an amount provided in such Reconciliation Report then such disputed amount shall be reviewed by the JSC, and any net payment owed with respect to the undisputed amounts shall be paid within such [***] period. If requested by eFFECTOR or Pfizer, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [***] Dollars ($[***]) shall be promptly provided.

3.6.3. Milestones and Royalties. All other provisions of this Article 3 shall apply, except no royalties will be payable pursuant to Section 3.5 above for Net Sales of Products in the U.S., and, for clarity, Development Payments will be payable pursuant to Section 3.3.3 and not Section 3.3.2 and Sales Milestone Payment calculations will exclude Net Sales of Products in the U.S.

3.7. Reports and Payments

3.7.1. Cumulative Royalties. The obligation to pay royalties under this Agreement will be imposed only once with respect to any sale of any Product.

3.7.2. Royalty Statements and Payments. Within [***] of the end of each Calendar Quarter, Pfizer will deliver to eFFECTOR a report setting forth, for the most recent Pfizer Quarter ending during such Calendar Quarter, the following information, on a Product-by-Product, country-by-country and Territory-wide basis: (a) gross sales and Net Sales of each Product, including deductions by category in calculating Net Sales, (b) the basis for any adjustments to the royalty payable for the sale of any such Product and (c) the royalty due hereunder for the sale of each such Product. No such reports will be due for any such Product (i) before the First Commercial Sale of such Product or (ii) after the Royalty Term for such Product has expired in all countries in the Territory. The total royalty due for the sale of all such Products during such Pfizer Quarter will be remitted on or before the date such report is provided.

3.7.3. Taxes and Withholding.

(a) It is understood and agreed between the Parties that any payments under this Agreement are exclusive of any value added or similar tax (“VAT”) imposed upon such payments. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable. In addition, in the event any payments made by either Party pursuant to this Agreement become subject to withholding taxes under the Laws or regulations of any jurisdiction or Governmental Authority, such Party will deduct and withhold the amount of such taxes for the account of the payment recipient to the extent required by applicable Laws; subject to Section 3.7.3(b), such amounts payable pursuant to this Agreement will be reduced by the amount of taxes deducted and withheld; and the paying Party will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and transmit to the other Party an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable such other Party to claim such payment of taxes. Any such withholding taxes required under applicable Laws or regulations to be paid or withheld will be an expense of, and borne solely by, the payment recipient. Each Party will use commercially reasonable efforts to provide the other Party with reasonable assistance to enable such other Party to recover such taxes as permitted by applicable Laws.

(b) Notwithstanding anything in this Agreement to the contrary, (i) if an action (including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, and (ii) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable Law.

3.7.4. Currency. All amounts payable and calculations under this Agreement will be in United States dollars. As applicable, Net Sales and any royalty deductions will be translated into United States dollars at the exchange rate used by Pfizer for public financial accounting purposes. If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Article 3, the Parties will consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable alternative solution regarding such payment, then Pfizer shall deliver to eFFECTOR payment accrued with respect to Net Sales in the relevant jurisdiction in the equivalent amount in U.S. dollars.

3.7.5. Method of Payment. Each payment hereunder will be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to such bank account as the eFFECTOR will designate in writing to Pfizer at least [***] before the payment is due (but in the case of the payment under Section 3.1, designation of such bank account shall be made in the invoice for such payment). All invoice or billing related questions should be referred to Pfizer’s Accounting Department at [***].

3.7.6. Record Keeping. Pfizer will keep and will cause its Affiliates and Sublicensees to keep books and accounts of record in connection with the sale of Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties, Sales Milestone Payments and payment of amounts due from Pfizer under Section 3.6 to be paid hereunder. Pfizer and its Affiliates and Sublicensees will maintain such records for a period of at least three years after the end of the Pfizer Quarter in which they were generated. In the event that eFFECTOR has exercised the Option and if the Opt Out Right is subsequently exercised, then only for the applicable period prior to the end of the Co-Development Co-Promotion Term, each Party will keep and will cause its Affiliates and, in the case of Pfizer, Sublicensees to keep books and accounts of record of Shared Development Costs and Commercialization Costs in sufficient detail to permit accurate determination of all figures necessary for verification of such amounts reported under Section 3.6 and will maintain such records for a period of at least three years after the end of the Calendar Quarter or Pfizer Quarter, as applicable, in which they were generated.

3.7.7. Audits. Upon [***] prior notice from eFFECTOR, Pfizer will permit an independent certified public accounting firm of nationally recognized standing selected by eFFECTOR and reasonably acceptable to Pfizer, to examine, at eFFECTOR’s sole expense except as set forth in Section 3.7.8, the relevant books and records of Pfizer and its Affiliates and Sublicensees as may be reasonably necessary to verify the amounts reported by Pfizer in accordance with Section 3.6.2 or 3.7.2 and the payment of royalties, Sales Milestone Payments and amounts due from Pfizer under Section 3.6 to be paid hereunder. Upon [***] prior notice from Pfizer, eFFECTOR will permit an independent certified public accounting firm of nationally recognized standing selected by Pfizer and reasonably acceptable to

eFFECTOR, to examine, at Pfizer’s sole expense except as set forth in Section 3.7.8, the relevant books and records of eFFECTOR and its Affiliates as may be reasonably necessary to verify the amounts reported by eFFECTOR in accordance with Section 3.6.2 and the payment of amounts due from eFFECTOR under Section 3.6 to be paid hereunder. An examination by the auditing Party under this Section 3.7.7 will occur not more than once in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] before the date of the request. The accounting firm will be provided access to such books and records at the facility(ies) of the audited Party or its Affiliates where such books and records are normally kept and such examination will be conducted during the audited Party’s normal business hours. The audited Party may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to the audited Party’s or its Affiliates’ facilities or records. eFFECTOR shall submit to Pfizer, along with any notice of an audit under this Section 3.7.7, a written list identifying all Patent Rights that eFFECTOR believes in good faith are relevant to the audit request. Upon completion of the audit, the accounting firm will provide both Parties a written report disclosing any discrepancies in the reports submitted by the audited Party pursuant to Section 3.6.2 or 3.7.2 or the royalties, Sales Milestone Payments or amounts under Section 3.6 paid by the audited Party, and, in each case, the specific details concerning any discrepancies. No other information will be provided to the auditing Party.

3.7.8. Underpayments/Overpayments. If such accounting firm concludes that additional royalties, Sales Milestone Payments or amounts under Section 3.6 were due to the audited Party, then the audited Party will pay to the auditing Party the additional royalties, Sales Milestone Payments or amounts under Section 3.6 within [***] of the date the Parties receive such accountant’s written report. Further, if the amount of such underpayments exceeds [***] percent ([***]%) of the amount that was properly payable to the auditing Party, then the audited Party will reimburse the auditing Party for the auditing Party’s Out-of-Pocket Costs in connection with the audit. If such accounting firm concludes that the audited Party overpaid royalties, Sales Milestone Payments or amounts under Section 3.6 to the auditing Party, then such overpayments to the auditing Party will be credited against future payments due by the auditing Party to the audited Party hereunder (or if no future payments would likely be due by the auditing Party to the audited Party prior to the end of the Pfizer Year in which such audit was conducted, then the auditing Party will refund such overpayments to the audited Party within [***] of the date the Parties receive such accountant’s report).

3.7.9. Confidentiality. Notwithstanding any provision of this Agreement to the contrary, all reports and financial information of Pfizer, its Affiliates or its Sublicensees which are provided to or subject to review by eFFECTOR under this Article 3 will be deemed to be Pfizer’s Confidential Information and subject to the provisions of Article 7. All reports and financial information of eFFECTOR and its Affiliates which are provided to or subject to review by Pfizer under this Article 3 will be deemed to be eFFECTOR’s Confidential Information and subject to the provisions of Article 7.

3.8. No Guarantee of Success. Pfizer and eFFECTOR acknowledge and agree that (i) neither Party makes any representation, warranty, covenant or guarantee, express or implied, regarding the [***]; (ii) payments to eFFECTOR pursuant to Section 3.3, Section 3.4 and Section 3.5: (a) have been included in this Agreement on the basis that they are only payable or otherwise relevant if a certain Product is [***] and if they are triggered in accordance with the terms and conditions of such provisions, as applicable; (b) are solely intended to allocate amounts that may be achieved upon [***] of such Product as applicable, between Pfizer (who will receive all Product sales revenues) and eFFECTOR; and (c) are not intended to be used and will not be used as a measure of damages if this Agreement is terminated for any reason, including pursuant to Pfizer’s right to terminate for convenience, before any such success is achieved and such amounts become due; (iii) neither Party will devote, or cause to be devoted, any level of diligence or resources to [***] any Product in any country, or in the Territory in general, other than is expressly required under Section 5; and (iv) nothing in this Agreement, or in any document or presentation provided by either Party to the other Party prior to the Effective Date will be construed as representing any estimate or projection of (a) the [***] of any Product under this Agreement, (b) the number of Products that will or may be [***] under this Agreement, (c) anticipated sales or the actual value of any Products that may be [***] under this Agreement (d) Pfizer will devote, or cause to be devoted, any level of diligence or resources to [***] any Product in any country, or in the Territory in general, other than is expressly required under Section 5, or (e) the damages, if any, that may be payable if this Agreement is terminated for any reason.

3.9. Reduction in Milestone Payments for Later-Discovered Tail Compounds. With respect only to Tail Compounds first discovered, synthesized, identified or invented by or on behalf of Pfizer or any Pfizer Affiliate after the [***] anniversary of the end of the Research Term, milestone payments under Sections 3.3 and 3.4 shall be reduced by [***] percent ([***]%).

4.	RESEARCH PLAN

4.1. Scope of Research and Research Plan. Pfizer and eFFECTOR will collaborate during the Research Term to enable eFFECTOR to conduct the research in accordance with the Research Plan and the terms and conditions set forth in this Article 4. Subject to Section 4.3.2(f), Pfizer reserves the right to modify the Research Plan, in its sole discretion, at any time during the Research Term; provided that Pfizer will consult with eFFECTOR prior to making such modifications and reasonably take into consideration any comments made by eFFECTOR and, except with the written approval of eFFECTOR, no modification that would require eFFECTOR to conduct activities or incur obligations (a) that would be inconsistent with eFFECTOR’s obligations under applicable Laws and regulations, (b) that Pfizer would not pay for in accordance with Section 3.2 (without regard to the maximum amount stated therein), (c) that would provide for any material increase in FTEs or would reduce eFFECTOR FTEs by more than two (2) FTEs, (d) due to Pfizer’s removal of reference to any subcontractor of eFFECTOR previously included in the Research Plan or material change to the activities to be performed by such subcontractor if such removal or change would cause eFFECTOR to breach its agreement with such subcontractor, or (e) that would not be feasible based on constraints in the availability of materials.

4.2. Allocation of Responsibilities.

4.2.1. General. Each Party will use Commercially Reasonable Efforts to perform its obligations under the Research Plan in a professional and timely manner. Further, each Party will perform its obligations under the Research Plan in compliance with all Laws applicable to its activities under the Research Plan.

4.2.2. eFFECTOR Research Obligations; Subcontractors. During the Research Term, eFFECTOR will devote the appropriate number of Qualified Researchers to conduct activities under the Research Plan. eFFECTOR will not subcontract any of its responsibilities under the Research Plan without [***]; provided that any subcontractors expressly identified in the Research Plan to conduct specific activities thereunder shall be deemed to have received such consent from Pfizer. eFFECTOR shall be responsible for the management of all permitted subcontractors. The engagement by eFFECTOR or its Affiliate of any subcontractor in compliance with this Section 4.2.2 shall not relieve eFFECTOR of its obligations under this Agreement or the Research Plan. Any agreement between eFFECTOR or its Affiliate and a permitted subcontractor pertaining to the Research Plan activities shall be consistent with the provisions of this Agreement including (i) an obligation to assign all Intellectual Property Rights generated during its performance of such Research Plan (excluding any improvements to the subcontractor’s background technology) to eFFECTOR, if such agreement was entered into prior to the Effective Date (or any work order entered into either prior to or after the Effective Date under an agreement that was entered into prior to the Effective Date), or to Pfizer, if such agreement was entered into following the Effective Date and (ii) terms and conditions under which such Third Party is obligated to preserve the confidentiality of any Confidential Information of Pfizer received by such Third Party from the eFFECTOR that are at least as restrictive as those described in Article 7. Furthermore, unless otherwise agreed by Pfizer in writing, prior to or at the time of engagement of any subcontractor to perform any obligations hereunder, eFFECTOR or its Affiliate shall cause such subcontractor to agree in writing to be bound by terms applicable to the subcontracted activities providing for Pfizer rights consistent with the rights granted to Pfizer in this Agreement.

4.2.3. eFFECTOR Personnel Matters. eFFECTOR acknowledges and agrees that it is solely responsible for the compensation of eFFECTOR’s personnel assigned to the Research Plan, and shall be responsible for withholding all national, state, local or other applicable taxes and similar items for such personnel. eFFECTOR also shall be responsible for all other employer related obligations, including providing appropriate insurance coverage and employee benefits, and making all other deductions required by law affecting the gross wages of each such eFFECTOR employee. eFFECTOR personnel assigned to the Research Plan activities are not nor shall they be deemed to be employees of Pfizer.

4.2.4. Pfizer Oversight of Research Activities. Pfizer will oversee and retain final decision making authority with respect to all research activities performed under this Agreement, in accordance with the terms of this Agreement provided that with regard to research activities performed or to be performed by eFFECTOR, Pfizer will consult with and [***] take into consideration comments made by eFFECTOR with regard to such matters and Pfizer may not make a decision with regard to research activities of eFFECTOR that would require eFFECTOR to conduct activities or incur obligations (a) that would be inconsistent with eFFECTOR’s obligations under applicable Laws and regulations, (b) that

Pfizer would not pay for in accordance with Section 3.2 (without regard to the maximum amount stated therein), (c) that would provide for any material increase in FTEs or would reduce eFFECTOR FTEs by more than [***], (d) due to Pfizer’s removal of reference to any subcontractor of eFFECTOR previously included in the Research Plan or materially change to the activities to be performed by such subcontractor if such removal or change would cause eFFECTOR to breach its agreement with such subcontractor, or (e) that would not be feasible based on constraints in the availability of materials. Without limiting the foregoing, Pfizer will oversee the evaluation of all Compounds identified by the Qualified Researchers and will provide feedback and guidance to eFFECTOR and the Qualified Researchers regarding such Compounds.

4.2.5. eFFECTOR Disclosure and Knowledge Transfer Obligations. Without limiting eFFECTOR’s obligations pursuant to Section 2.9.1 and Section 2.11 or Section 4.2.2, during the Research Term, eFFECTOR will:

(a) furnish to Pfizer true, accurate and complete copies of all newly generated data developed in connection with the Research Plan, in the case of data in such format as Pfizer may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Pfizer);

(b) promptly provide to Pfizer the manufactured Compounds (in the quantities set forth in Section 2.11) of each Compound as set forth in the Letter Agreement within the time periods set forth in the Letter Agreement, not to exceed [***] of the formulation of each such Compound;

(c) not generate any additional Compounds or Products without the prior written approval of Pfizer;

(d) provide to Pfizer a written summary of all activities, discoveries, developments and results attained by eFFECTOR under the Research Plan no less frequently than every [***];

(e) promptly notify Pfizer of any suspected or actual research misconduct, issues pertaining to data integrity or any other information that could reasonably signify or result in a lack of confidence in the accuracy or collection methods of data, each as such may relate to the activities being conducted under the Research Plan; and

(f) provide Pfizer with all reasonable assistance necessary or desirable (i) to effect the [***] for Pfizer’s use under the Research Plan, (ii) to effect the [***] in order to enable Pfizer to perform its obligations under Section 5.1 and (iii) for Pfizer to exercise its rights under the licenses set forth in Article 2 that are effective at any given time during the Term.

4.2.6. Provisions Applicable to Materials Provided by eFFECTOR. With regard to eFFECTOR Materials and other materials provided by eFFECTOR to Pfizer pursuant to this Agreement:

(a) eFFECTOR represents and warrants to Pfizer that eFFECTOR has the right to provide such materials to Pfizer. Except as expressly set forth in the preceding sentence, all such materials are provided by eFFECTOR on an “as-is” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby expressly disclaimed by eFFECTOR.

(b) Pfizer will endeavor to use reasonable measures, consistent with Pfizer policies and past practices, to provide that eFFECTOR Materials, as set forth in the Letter Agreement, will be used solely in connection with conducting the activities specified in the Research Plan and exercising its rights and performing its obligations in accordance with this Agreement. In the event that, in spite of such reasonable measures, the eFFECTOR Materials are used outside the Research Plan or this Agreement, such use will not be a material breach of this Agreement.

(c) Any improvement or enhancement to, or a derivative or modification of, any eFFECTOR Materials or any method of making or using any eFFECTOR Materials that is conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by Pfizer through the use of or otherwise involving or by reference to any eFFECTOR Material (“eFFECTOR Material Improvement”) will be owned by eFFECTOR. Pfizer, on behalf of itself and Pfizer Affiliates, hereby assigns and agrees to assign to eFFECTOR all of Pfizer’s and Pfizer’s Affiliates’ right, title and interest in and to any and all such eFFECTOR Material Improvement.

(d) All right, title and interest in and to such materials will remain the sole and exclusive property of eFFECTOR notwithstanding the transfer to and use by Pfizer of the same.

(e) Pfizer’s obligations under this Section 4.2.6 are in addition to, and will in no way limit, its obligations under Article 7 with respect to materials provided by eFFECTOR.

4.3. Research Governance.

4.3.1. Collaboration Management.

(a) Program Directors. Each Party will appoint a program director to oversee all activities conducted under the Research Plan (each, a “Program Director” and together the “Program Directors”). Each Party may change its designated Program Director at any time upon written notice to the other Party. The Program Directors will coordinate the efforts of their respective Party in conducting activities under the Research Plan.

(b) Alliance Managers. Each Party will appoint a single individual to act as the primary point of contact between the Parties to support the activities under the Research Plan (the “Alliance Managers”).    Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. The Alliance Managers will:

(i) use good faith efforts to attend (either in person or by telecommunications) all meetings of the JRC, but will be non-voting members at such meetings; and

(ii) be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JRC in a timely manner.

4.3.2. Joint Research Committee.

(a) Composition. Within 10 days after the Effective Date, the Parties will establish a Joint Research Committee, comprised of three (3) representatives of eFFECTOR (including the Program Director for eFFECTOR) and three (3) representatives of Pfizer (including the Program Director for Pfizer). The JRC representatives for each of Pfizer and eFFECTOR will be referred to herein as the “Pfizer JRC Members” and the “eFFECTOR JRC Members,” respectively. Each Party may replace its representatives to the JRC at any time upon notice to the other Party, provided that at all times an equal number of representatives from each Party are appointed to the JRC. Each Party may invite non-voting employees and consultants to attend meetings of the JRC. All members of the JRC and any invitees of either Party described above will agree in writing to be bound to obligations of confidentiality and assignment of inventions no less restrictive than those that bind the Parties under this Agreement.

(b) Committee Chair. The JRC will be chaired by a Pfizer JRC Member (the “JRC Chair”). Pfizer may replace the JRC Chair at any time upon notice to eFFECTOR. The responsibilities of the JRC Chair will be:

(i) to notify each Party at least thirty (30) days in advance of each JRC meeting;

(ii) to collect and organize agenda items for each JRC meeting; and

(iii) to prepare the written minutes of each JRC meeting and circulate such minutes for review and approval by the Parties, and identify action items to be carried out by the Parties.

(c) Meetings. During the Research Term, the JRC will meet on a Calendar Quarter basis (or less or more frequently as the JRC so determines), either in-person or by audio or video teleconference. Meetings of the JRC will occur at such times and places as mutually agreed by the Parties; provided, however, that no more than two (2) in-person meetings will be required in any Calendar Year. Any sub-committees or working groups established in accordance with Section 4.3.2(d) may meet via audio or video teleconference on a regular basis and in-person at such times and places as the Parties may agree. Meetings of the JRC will only occur if at least one representative of each Party is present at the meeting or participating by teleconference or videoconference. Each Party will be responsible for, and will not be entitled to any reimbursement from the other Party with respect to, any and all personnel costs or expenses (including travel expenses) which are incurred by or on behalf of its personnel in connection with participation in any JRC meetings or sub-committee or working group meetings, or any other travel required to be undertaken by either Party’s personnel in connection with the performance of the Agreement. The Parties will endeavor to schedule meetings of the JRC at least three (3) months in advance. The JRC Chair will use good faith efforts to (i) prepare and circulate to eFFECTOR each JRC meeting agenda no later than five (5) Business Days prior to the scheduled date for each JRC meeting and (ii) circulate for review and approval by eFFECTOR written minutes of each JRC meeting within thirty (30) days after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JRC.

(d) Responsibilities. The JRC will coordinate and provide operational and strategic oversight of the activities to be performed under the Research Plan by each Party and, within such scope will:

(i) monitor and assess the progress of activities under the Research Plan;

(ii) subject to Section 4.1, revise and approve any revised Research Plan;

(iii) form such other committees and sub-committees as the JRC may deem appropriate, provided that such committees and sub-committees may make recommendations to the JRC but may not be delegated JRC decision-making authority;

(iv) address such other matters relating to the activities of the Parties under the Research Plan as either Party may bring before the JRC, including any matters that are expressly for the JRC to decide as provided in this Agreement; and

(v) attempt to resolve any disputes between the Parties with respect to the performance of activities under the Research Plan on an informal basis, subject to Section 4.3.2(e).

(e) Decision-making. Notwithstanding the number of Pfizer JRC Members or eFFECTOR JRC Members, each Party will have one (1) vote, and the JRC will make decisions on a unanimous basis. The JRC will use good faith efforts to reach agreement on any and all matters properly brought before it. If, despite such good faith efforts, the JRC is unable to reach unanimous agreement on a particular matter within the decision-making authority of the JRC, within ten (10) days after the JRC first meets to consider such matter, or such later date as may be mutually acceptable to the Parties (each such matter, a “Disputed Matter”), then either Party may refer that Disputed Matter for resolution to Pfizer’s Chief Scientific Officer, Oncology Research and Development and Chief Executive Officer of eFFECTOR and such senior officers will promptly initiate discussions in good faith to resolve such Disputed Matter. If the senior officers of each Party are unable to resolve the Disputed Matter within 30 days of it being referred to them, then [***], provided that [***] shall be subject to Section 4.3.2(f) and specific issues identified in this Agreement as expressly requiring mutual consent of the Parties.

(f) Limits on JRC Authority. Notwithstanding any provision of this Section 4.3 to the contrary, (i) each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JRC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing, (ii) the JRC (and the senior officers of the Parties or Pfizer in the exercise of decision-making authority) will not have the power to amend this Agreement or otherwise modify or waive compliance with this Agreement in any manner and (iii) neither Party will require the other Party to (A) breach any obligation or agreement that such other Party may have with or to a Third Party to the extent such obligation or agreement existed prior to the Effective Date or (B) perform any activities that are materially different or greater in scope or more costly than those provided for in the Research Plan then in effect.

(g) JRC Term. The JRC will be dissolved [***].

(h) Discontinuation of Participation in Committee. eFFECTOR’s membership in the JRC and, if applicable, the JSC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of the applicable committee. eFFECTOR shall have the right to withdraw, at any time, from membership on any such committee upon thirty (30) days’ prior written notice to Pfizer, which notice shall be effective upon the expiration of such thirty (30) day period. Following the issuance of such notice: (i) eFFECTOR membership in the applicable committee shall be terminated and (ii) each Party shall have the obligation to provide and the right to continue to receive the information it would otherwise be required to provide and entitled to receive under this Agreement and to participate directly with the other Party in discussions, reviews and approvals currently allocated to the relevant committee under this Agreement. If, at any time, following issuance of such a notice, eFFECTOR wishes to resume participation in the relevant committee, eFFECTOR shall notify Pfizer in writing and, thereafter, eFFECTOR’s representatives to the relevant committee shall be entitled to attend any subsequent meeting of such committee and to participate in the activities of, and decision-making by, such committee as provided in this Agreement as if such notice had not been issued by eFFECTOR. If a committee is disbanded, then any data and information of the nature intended to be shared within such committee shall be provided by each Party directly to the other Party.

4.4. Research Term Extension. The Parties may mutually agree to extend the Research Term.

4.5. Research Plan Expenses. Except as expressly set forth in Section 3.2, each Party will bear all costs and expenses it incurs in connection with its activities under the Research Plan.

4.6. Transfer of Materials from Pfizer to eFFECTOR.

4.6.1. Transfer. From time to time during the Research Term, Pfizer may, in its sole discretion, provide eFFECTOR with tangible chemical or biological materials (the “Pfizer Materials”). Pfizer represents and warrants to eFFECTOR that Pfizer has the right to provide the Pfizer Materials to eFFECTOR for the uses authorized herein. Except as expressly set forth in the preceding sentence, the Pfizer Materials are provided by Pfizer on an “as-is” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby expressly disclaimed by Pfizer. For avoidance of doubt, Pfizer Materials shall not include Compounds or Products arising under the Research Plan.

4.6.2. Permitted Use of Pfizer Materials. eFFECTOR will use the Pfizer Materials solely in connection with conducting the activities specified in the Research Plan (the “Permitted Activities”). Without limiting the generality of the foregoing, except in the performance of the Permitted Activities, eFFECTOR will not (a) make or attempt to make any analogues, progeny or derivatives of, or modifications to, the Pfizer Materials or attempt to reverse engineer, characterize or in any way try to ascertain the identity, chemical structure, sequence, mechanism of action or composition of the Pfizer Material, or (b) use the Pfizer Materials for eFFECTOR’s own benefit or for the benefit of any of its Affiliates or any Third Party. Further, eFFECTOR will not administer any Pfizer Material to any human. eFFECTOR will comply with all Laws applicable to the handling and use of the Pfizer Materials. eFFECTOR will retain possession over the Pfizer Materials and not provide any Pfizer Materials to any of its Affiliates or to any Third Party without Pfizer’s prior written consent, which consent may be withheld in Pfizer’s sole discretion.

4.6.3. Unauthorized Use of Pfizer Materials. If eFFECTOR uses any Pfizer Material in [***] other than in the performance of the Permitted Activities, then any and all results of such unauthorized use, whether patentable or not, will belong solely and exclusively to Pfizer. eFFECTOR, on behalf of itself and eFFECTOR Affiliates, hereby assigns and agrees to assign to Pfizer all of eFFECTOR’s and eFFECTOR Affiliates’ right, title and interest in and to all [***]. eFFECTOR further agrees to cooperate with Pfizer to execute and deliver any and all documents that Pfizer deems reasonably necessary to perfect and enforce Pfizer’s rights under this Section 4.6.3. Nothing in this Section 4.6.3 will limit in any way any other remedy that Pfizer may have under this Agreement as a result of eFFECTOR’s unauthorized use of any Pfizer Materials.

4.6.4. Title to Pfizer Materials. All right, title and interest in and to the Pfizer Materials will remain the sole and exclusive property of Pfizer notwithstanding the transfer to and use by eFFECTOR of the same.

4.6.5. Return of Pfizer Materials. At the end of the Research Term (or such earlier time as Pfizer may request in writing), eFFECTOR will either destroy or return to Pfizer, at Pfizer’s sole discretion and expense, all unused Pfizer Materials.

4.6.6. Ownership of Pfizer Material Improvements. “Pfizer Material Improvement” means any idea, concept, discovery, invention, Know-How, trade secret, technique, methodology, modification, innovation, result, improvement, writing, documentation, data, research material or right (whether or not protectable under any patent or other intellectual property law) that (a) is conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by eFFECTOR through the use of or otherwise involving or by reference to any Pfizer Material or (b) is conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by eFFECTOR and constitutes any improvement or enhancement to, or a derivative or modification of, any Pfizer Material or any method of making or using any Pfizer Material. eFFECTOR, on behalf of itself and eFFECTOR Affiliates, hereby assigns and agrees to assign to Pfizer all of eFFECTOR’s and eFFECTOR Affiliates’ right, title and interest in and to any and all Pfizer Material Improvements. eFFECTOR will promptly notify Pfizer of any Pfizer Material Improvement made by eFFECTOR or eFFECTOR Affiliates and will cooperate fully in obtaining patent and other proprietary protection for such Pfizer Material Improvement. Such protection will be obtained in the name of Pfizer and at Pfizer’s cost and expense, and eFFECTOR will, and will cause its Affiliates to, execute and deliver all requested applications, assignments and other documents, and take such other actions as Pfizer may reasonably request, in order to perfect and enforce Pfizer’s rights in any Pfizer Material Improvement.

4.6.7. Pfizer Other Activities. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Article 4) shall be deemed to prevent or restrict in any way the ability of Pfizer or its Affiliates to conduct any activities in the Territory, which activities would be allowed under any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or equity if conducted by a Third Party.

4.7. Confidentiality. eFFECTOR’s obligations under this Article 4 are in addition to, and will in no way limit, its obligations under Article 7 with respect to the Pfizer Materials.

5.	PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

5.1. General. Subject to the provisions of Article 4 and Section 5.2 as applicable, during the Term, Pfizer will have sole authority over and control of the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products, including owning the IND, NDA and all other regulatory filings, will be the contracting party with payors, book all sales and will retain final decision-making authority with respect to the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products.

5.2. Development Co-Funding and Co-Promotion.

5.2.1. Applicability. eFFECTOR shall have the option to co-fund Development of a Product and obtain the rights to co-promote such Product as set forth in and under the terms and conditions described in this Section 5.2.

5.2.2. Option Notice. With respect to the first Product to enter a Registrational Clinical Trial, no later than [***] prior to the first patient first visit in the first Registrational Clinical Trial for an indication other than the Indication for such Product, Pfizer shall provide written notice to eFFECTOR of such event (the “Option Notice”), which notice shall include (a) the protocol for such Registrational Clinical Trial, (b) a draft development plan for such Product in such indication through Regulatory Approval in the U.S., (c) a good faith estimated budget for the Development Costs for the Product from the date of the Option Notice (as may be modified pursuant to Section 5.2.8, the “Development Plan and Budget”), (d) an estimated plan for initial Commercialization of such Product in the U.S. and related high level estimated Commercialization Costs, and (e) a reasonably detailed accounting of all Development Costs then-incurred by Pfizer in the conduct of all Clinical Trials of such Product up to such point in time (the “Incurred Development Costs”).

5.2.3. eFFECTOR’s Option. eFFECTOR shall have the option to co-fund the eFFECTOR Share and to obtain the right to co-promote such Product and related rights described in this Section 5.2 and under the profit-sharing provisions in Section 3.6 (the “Option”), which Option shall be exercisable by providing written notice to Pfizer no later than [***] after eFFECTOR’s receipt of the Option Notice (the “Option Exercise Notice”). During such [***] period, Pfizer agrees to meet as reasonably requested by eFFECTOR to discuss and answer any of eFFECTOR’s reasonable questions regarding the Development Plan and Budget for such Product or other information included in the Option Notice. No later than [***] after eFFECTOR’s exercise of the Option, eFFECTOR shall make a one-time payment to Pfizer equal to [***] percent ([***]%) of the Incurred Development Costs (the “Option Exercise Fee”).

5.2.4. Development Cost Sharing. If eFFECTOR elects to exercise the Option and pays Pfizer the Option Exercise Fee, eFFECTOR will be responsible for the eFFECTOR Share of the Shared Development Costs and Pfizer will be responsible for the Pfizer Share of the Shared Development Costs, and the remaining terms of this Section 5.2.4 shall apply. Within v after the end of each Pfizer Quarter in the U.S. for as long as either Party is incurring Shared Development Costs, each Party shall submit to the JSC a statement setting forth the Shared Development Costs it incurred in such Pfizer Quarter. Within [***] after receipt of such reports, the JSC shall notify the Parties in writing whether a reconciliation payment is due from one Party to the other, and if so, the amount of such reconciliation payment, so that the Parties are each responsible for their respective share of the Shared Development Costs for such Pfizer Quarter. The Party required to pay such reconciliation payment shall submit such payment to the other Party within [***] after receiving an invoice from the JSC. In the event that eFFECTOR fails to make a reconciliation payment to Pfizer within [***] after receiving an invoice from the JSC, the first such failure to make such payment will not be deemed to be an eFFECTOR material breach for the purposes of this Agreement or trigger any consequences described in the following sentence; provided however that eFFECTOR timely makes such payment in the immediately following Pfizer Quarter (such payment to be in addition to any reconciliation payment that may become due and owing for such Pfizer Quarter) pursuant to the timelines set forth in this Section 5.2.4. If eFFECTOR fails to (A) make such reconciliation payment in the following Pfizer Quarter pursuant to the timelines set forth in this Section 5.2.4, or (B) make any future reconciliation payment pursuant to the timelines set forth in this Section 5.2.4 then either such failure will be deemed to be an eFFECTOR material breach for the purposes of this Agreement.

5.2.5. Conduct of Development. Except as expressly set forth in this Agreement and the Development Plan and Budget, Pfizer shall have sole authority over and control of the Development of Products. Following exercise of the Option, each Party shall conduct, in good scientific manner, all Development activities assigned to it under the Development Plan and Budget. All Development of the Product for Regulatory Approval in the U.S. shall be governed by the Development Plan and Budget. In the event of any inconsistency between the Development Plan and Budget and this Agreement, the terms of this Agreement shall prevail.

5.2.6. Development Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all Development work conducted by it or on its behalf under the Development Plan and Budget, if any, and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of such activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. With respect to such records:

(a) each Party shall have the right to review the applicable records maintained by the other Party at reasonable times upon reasonable notice; provided that a review by a Party under this Section 5.2.6 shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than twenty-four (24) months before the date of the request.

5.2.7. unless the JSC establishes a different schedule, on or before January 31 and July 31 of each Calendar Year during the Term, each Party shall provide the JSC with a written report that summarizes, in reasonable detail, all Development activities performed by such Party and its Affiliates, Sublicensees, and Third Party contractors during the preceding six (6) month period, and compares such performance with the goals and timelines set forth in the Development Plan and Budget; and

(a) each Party shall also promptly provide the JSC or the other Party with any additional Information regarding its Development of the applicable Product reasonably requested thereby.

5.2.8. Updates to Development Plan and Budget. Following exercise of the Option, Pfizer shall prepare an updated Development Plan and Budget for the following Calendar Year to take into account completion, commencement or cessation of Development activities not contemplated by the then-current Development Plan and Budget, and submit such proposed revised Development Plan and Budget to the JSC no later than [***] of such year for review and comment; provided that Pfizer shall have the sole discretion to determine the appropriate Development Plan and Budget. Pfizer may, at its election, and sole discretion, revise the Development Plan and Budget between annual updates. Pfizer will provide such revised Development Plan and Budget to the JSC for review and comment. Pfizer shall consider eFFECTOR’s comments on any updated Development Plan and Budget or revisions thereto. In the event that eFFECTOR does not exercise its Option with respect to a Product, Pfizer shall only be obligated to provide eFFECTOR with reports pursuant to Section 5.7.6 for such Product.

5.2.9. Commercialization Plan and Budget. Following exercise of the Option, Pfizer shall provide to eFFECTOR an estimated plan and budget for Commercialization of the Product in the U.S. when it is available and annual updates to such plan and budget for eFFECTOR’s budgeting and planning purposes. In the event that eFFECTOR does not exercise its Option with respect to a Product, or if the Opt Out Right is subsequently exercised, then after the end of the Co-Development Co-Promotion Term, Pfizer shall not be obligated to provide any such plan and budget.

5.2.10. Joint Steering Committee.

(a) Formation. Within [***] after payment to Pfizer of Option Exercise Fee pursuant to Section 5.2.3, the Parties will establish a joint steering committee (the “JSC”) to oversee and coordinate the Parties’ activities under the Development Plan and Budget. The JSC initially shall be comprised of six (6) members, three (3) of whom shall be representatives appointed by eFFECTOR and three (3) of whom shall be representatives appointed by Pfizer, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. Pfizer shall appoint one (1) of its representatives as chairperson of the JSC. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC shall at all times include an equal number of representatives of each Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(b) Responsibilities of the JSC. The JSC shall have the following responsibilities:

(i) Monitor the Development and Regulatory Approval of Product in the Field in the U.S.;

(ii) Review the overall strategy for Development in the Field in the U.S.;

(iii) Review any proposed amendments or updates to the Development Plan and Budget;

(iv) Monitor the Development of Product in the Field in the Territory against the Development Plan and Budget;

(v) Discuss the requirements for Regulatory Approval in the U.S. and oversee regulatory matters with respect to Product in the U.S.;

(vi) Discuss any Third Party intellectual property issues that may arise with respect to the Product in the U.S.;

(vii) Monitor, coordinate and review any proposed publications of information, materials and results obtained in the course of this Agreement relating to the Product;

(viii) Facilitate the flow of information between the Parties with respect to the Development of, and obtaining Regulatory Approval for, the Products in the U.S.;

(ix) Perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually agreed upon by the Parties in writing; and

(x) Coordinate Product Detailing efforts between Pfizer and eFFECTOR in the U.S.

(c) JSC Meetings. The JSC shall hold meetings once per calendar quarter or as often as its members may determine. JSC meetings may be held in person or by any means of telecommunications as the members deem necessary or appropriate, including telephone, video conference or similar means in which each participant can hear what is said, and be heard, by the other participants. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Employees or consultants of either Party who are involved in conducting the Research Plan but are not members of JSC may attend meetings of the JSC; provided that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) shall be bound by obligations of confidentiality and non-use equivalent to those set forth in Article 7. Each Party shall be responsible for all of its own expenses of participating in the JSC. Each Party shall make all proposals for agenda items and shall provide all appropriate Information with respect to such proposed agenda items in advance of each JSC meeting. The chairperson of the JSC shall prepare and circulate to all members of the JSC for review draft minutes of each JSC meeting within thirty (30) days after such meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC; provided that if the Parties cannot agree as to the content of the minutes by the time of the next JSC meeting, such minutes shall be finalized to reflect any areas of disagreement.

(d) Decision-Making Process; Limited Authority.

(i) The JSC shall make decisions and take action (A) by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or (B) by a written resolution signed by at least the co-chairperson appointed by each Party or his/her designee.

(ii) The JSC shall use reasonable efforts to resolve any disputes or disagreements concerning matters within its responsibilities, in accordance with the goal of conducting the Development and Commercialization activities in the U.S. as efficiently and effectively as possible. If the JSC does not reach consensus on any matter within the JSC’s responsibilities within a period of fifteen (15) Business Days, or such other period as the Parties may agree, after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, refer the disputed matter to the Executive Officers for resolution in accordance with Section 11.12; provided, however, that, notwithstanding Section 11.12 if the Executive Officers are unable to resolve such disputed matter, [***].

(iii) The rights and responsibilities of each Party shall be governed by this Agreement, including the exhibits hereto. The JSC shall have only such powers as are specifically delegated to it hereunder, and for clarity the JSC (and the Executive Officers of the Parties or Pfizer in the exercise of decision-making authority) shall not have any authority or ability to: (A) resolve or conclude any disputes regarding a Party’s performance or non-performance of its obligations under the Development Plan and Budget (provided that the JSC may be an appropriate initial forum for discussing such disputes); (B) modify, amend or waive the terms or conditions of the Agreement; or (C) bind either Party to act or refrain from acting in any manner.

(e) JSC Access. eFFECTOR and Pfizer will provide members of the JSC with reasonable access during regular business hours to all records and documents of such Party that such JSC members may reasonably require in order to perform the JSC’s obligations hereunder, subject to Article 7 and any bona fide obligations of confidentiality to a Third Party.

(f) Termination of JSC. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) eFFECTOR providing to Pfizer written notice of its intention to disband and no longer participate in the JSC or, if the Opt Out Right is exercised, the end of the Co-Development Co-Promotion Term. Thereafter, the JSC shall have no further obligations under this Agreement, and Pfizer shall provide to eFFECTOR the reports, summaries, correspondences, notices, minutes, etc. and take such actions and provide such rights to eFFECTOR as required under this Agreement.

5.3. Opt Out Right.

5.3.1. Opt Out. eFFECTOR shall have right, to elect to discontinue its obligations with respect to any further Development and Commercialization activities under this Agreement with respect to the applicable Product as described in Section 5.2 resulting from exercise of the Option (the “Opt Out Right”) and its right to its share of any Net Operating Profit in accordance with Section 3.6 by providing written notice of exercise of the Opt Out Right to Pfizer (the “Opt Out Notice”), at either of the following times:

(a) [***]; or

(b) [***].

5.3.2. Opt Out Consequences. Following delivery of the Opt Out Notice (the “Opt Out Date”) then:

(a) subject to Sections 5.3.2(b) and 5.3.2(c), from and after the Opt Out Date,

(i) all rights and obligations of eFFECTOR under Section 5.2 shall terminate;

(ii) [***];

(iii) Pfizer shall, as between the Parties, have the sole right to further Develop and Commercialize all Products at its sole cost and expense; and

(iv) eFFECTOR’s diligence obligations under this Agreement shall terminate.

(b) Following the Co-Development Co-Promotion Term, the provisions of Sections 3.6, 5.2 and 5.3.2(c) shall cease to apply to the Parties except as expressly provided therein or referenced or provided (and modified, as applicable) in this Section 5.3.2.

(i) Pfizer will prepare and the Parties will negotiate in good faith and establish a transition and wind-down plan with a goal of sufficiently enabling Pfizer to continue Development and Commercialization activities with respect to such Product without interruption (the “Transition Plan”), which Transition Plan shall include a good faith budget for transition activities, which budget shall be binding with respect to Pfizer’s FTE costs to be incurred in performing such activities and non-binding with respect to a Party’s Out-of-Pocket Costs to be incurred in performing such activities, and, from and after the Opt-Out Date and until the date for transition completion as set forth in the Transition Plan, the Parties shall cooperate to transition the Development and Commercialization of Compounds and Products to Pfizer in accordance with the Transition Plan and shall use Commercially Reasonable Efforts to complete such transition (the “Opt-Out Transition”) by such time as set forth in the Transition Plan. eFFECTOR shall be responsible for (A) all costs incurred by Pfizer for activities performed by Pfizer pursuant to the Transition Plan at the FTE Rate, (B) Pfizer’s Out-of-Pocket Costs incurred pursuant to the Transition Plan and (C) all costs, internal and Out-of-Pocket Costs, incurred by eFFECTOR;

(ii) eFFECTOR will (A) continue to perform its Development and Commercialization obligations in accordance with this Agreement through the Co-Development Co-Promotion Term, (B) continue to pay the eFFECTOR Share with respect to any and all Clinical Trials for the Product for which there has been a first patient first visit as of the Opt Out Date, until the completion of all such Clinical Trials

(c) Notwithstanding anything set forth in this Section 5, if eFFECTOR exercises a Commercialization Opt Out, eFFECTOR will continue to perform its Commercialization obligations in accordance with this Agreement through the Co-Development Co-Promotion Term.

5.4. Development Expenses. Except in the event eFFECTOR exercises its Option as set forth in Section 5.2.3, Pfizer shall be responsible for all costs and expenses incurred in connection with the Development of all Products.

5.5. Diligence.

5.5.1. Development Diligence. Pfizer will use (and cause its Affiliates to use) Commercially Reasonable Efforts to Develop and seek Regulatory Approval for one Product in the United States and [***]. Pfizer will have no other diligence obligations with respect to the Development or Regulatory Approval of Products under this Agreement.

5.5.2. Commercial Diligence. Pfizer will use (and cause its Affiliates to use) Commercially Reasonable Efforts to Commercialize a given Product [***] in the Field in each Major Market Country in the Territory where Pfizer has received Regulatory Approval for such Product in such indication. Pfizer will have no other diligence obligations with respect to the Commercialization of Products under this Agreement.

5.5.3. Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary:

(a) If Pfizer or eFFECTOR receives, generates, or otherwise becomes aware of, [***], Pfizer will be relieved of all Pfizer Diligence Obligations; or

(b) If Pfizer or eFFECTOR receive any notice, information or correspondence from [***], Pfizer will be relieved of all Pfizer Diligence Obligations with respect to such country; or

(c) [***], Pfizer will be relieved of all Pfizer Diligence Obligations.

5.5.4. Assertion of Pfizer Diligence Obligation Claims. If eFFECTOR is or becomes aware, or based on reports or information provided to it by Pfizer pursuant to this Agreement or through the JRC or JSC, reasonably should be aware, of facts that might form a reasonable basis to allege that Pfizer has failed to meet any Pfizer Diligence Obligation, then eFFECTOR will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 5.5.4, the Pfizer Alliance Manager will contact the eFFECTOR Alliance Manager to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [***] after Pfizer’s receipt of such a notice, (a) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its Diligence Obligations and (b) the Parties’ respective Alliance Managers have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 11.12. If eFFECTOR fails to notify Pfizer of a Diligence Issue pursuant to this Section 5.5.4 within [***] after the date that eFFECTOR first is or becomes aware, or reasonably should be aware based on reports or information provided to it by Pfizer pursuant to this Agreement or through participation in the JRC or JSC, of such Diligence Issue, [***].

5.5.5. Remedy for Breach of Pfizer Diligence Obligations. If Pfizer materially breaches any Pfizer Diligence Obligation and fails to remedy such breach within [***] of Pfizer’s receipt of notice of such breach from eFFECTOR, then eFFECTOR may terminate this Agreement pursuant to the provisions of Section 9.3 on a Product-by-Product and country-by-country basis, but only in the country in the Territory where the material breach occurred. [***].

5.5.6. Performance by Pfizer’s Affiliates or Sublicensees. For avoidance of doubt, any actions taken by Pfizer’s Affiliates or Sublicensees (or their respective subcontractors) under this Agreement shall be treated as actions taken by Pfizer in regard to satisfaction of the requirements of this Section 5.5.

5.6. Regulatory Matters.

5.6.1. Regulatory Reporting. Pfizer or its designated Affiliate(s) will have the sole authority to make or file all filings, reports and communications with all Regulatory Authorities with respect to any Compound or Product in the Field in the Territory, including all reports required to be filed in order to obtain or maintain any Regulatory Approvals granted for Products in the Field in the Territory and adverse drug experience reports. Upon Pfizer’s request, eFFECTOR will provide to Pfizer [***] to Pfizer in connection with any such filings, reports and communications.

5.6.2. Regulatory Approvals. Pfizer or its designated Affiliate(s) will have the sole authority to prepare and file applications, in its own name, for Regulatory Approval for Products in the Field in the Territory, including communicating with any Regulatory Authority both prior to and following Regulatory Approval. eFFECTOR hereby assigns any and all INDs, Regulatory Approvals or any other rights or permissions granted by any Regulatory Authority with respect to any Compound or Product held by eFFECTOR to Pfizer, to the extent such assignment is permissible under applicable Law. Further, eFFECTOR will take all actions and provide all assistance reasonably requested by Pfizer to effect the assignments in this Section 5.6.2.

5.6.3. Cooperation. If reasonably requested by Pfizer, eFFECTOR [***] the preparation of filings, reports and communications to Regulatory Authorities with respect to any Compound or Product in the Field in the Territory, at Pfizer’s sole expense. eFFECTOR will and will cause its Affiliates to cooperate with Pfizer and all Pfizer Representatives in the event of any inspection by a Regulatory Authority related to any Compound or Product or any activities to be performed under this Agreement.

5.7. Commercialization Activities.

5.7.1. General. Subject to the terms of this Agreement, including Section 5.1 and Section 5.2 as applicable, Pfizer will have sole and exclusive control over all matters relating to the Commercialization of Products in the Field in the Territory, including sole and exclusive control over (a) pricing of Products and (b) the negotiation of Product pricing with Regulatory Authorities and other Third Parties, in each case in the Field in the Territory.

5.7.2. Commercialization Outside the U.S.

(a) Pfizer shall have the sole right and responsibility, at its sole expense, for commercializing Products in the Field in countries outside the U.S. in the Territory in accordance with this Agreement.

(b) Pfizer shall use (and cause its Affiliates to use) Commercially Reasonable Efforts to commercialize at least [***] where Pfizer or its Affiliates seek and receive Regulatory Approval for such Product.

5.7.3. Commercialization in the U.S.

(a) In the event eFFECTOR does not exercise its Option, Pfizer shall have the sole right and responsibility at its sole expense, for Commercializing Products in the Field in the U.S. in accordance with this Agreement.

(b) Where eFFECTOR does exercise its Option, eFFECTOR will have the right and responsibility for the conduct of up to [***] percent ([***]%) of all Details relating to the Product in the U.S., but in no event less than [***] percent ([***]%) and Pfizer will have the right and responsibility for the conduct of the remaining [***] to [***] percent ([***]—[***]%) of the Details relating to the

Product in the U.S., unless otherwise agreed by the Parties, pursuant to terms agreed to by the Parties in the U.S. as set forth in an agreement to be negotiated between the Parties (“Co-Promotion Agreement”). In no event will either Party increase or reduce its applicable percentage by more than [***] percent ([***]%) year-to-year (e.g. from [***] percent ([***]%) to less than [***] percent ([***]%) year-to-year). Each Party will be responsible for its own Detailing Costs incurred and such Detailing Costs incurred shall be part of the calculation and sharing of Net Operating Profit as provided in Section 3.6.

(c) Pfizer shall use (and cause its Affiliates to use) Commercially Reasonable Efforts to commercialize at least one Product in the U.S. after Pfizer or its Affiliates has received Regulatory Approval in the U.S. for such Product.

5.7.4. Branding. Pfizer or its designated Affiliates or Sublicensees will select and own all Trademarks and Copyrights used in connection with the Commercialization of any and all Products in the Field in the Territory. Neither eFFECTOR nor its Affiliates will use or seek to register, anywhere in the world, any Trademark which is confusingly similar to any Trademark used by or on behalf of Pfizer, its Affiliates or Sublicensees in connection with any Product. Pfizer will include, except to the extent not permitted by Applicable Law, eFFECTOR’s Trademark in U.S. sales materials (not packaging) for the Products.

5.7.5. Manufacturing. Pfizer will have the exclusive right at its sole expense to Manufacture such Products itself or through one or more Affiliates or Third Parties selected by Pfizer in its sole discretion. Pfizer will have no diligence obligations with respect to the Manufacture of Products except to the extent necessary to fulfill its Diligence Obligations.

5.7.6. Progress Reporting. After the expiration of the Research Term and continuing until the First Commercial Sale of a Product, except where eFFECTOR exercises its Option, in which case Section 5.2.6 shall apply (unless the Opt Out Right is subsequently exercised, then this Section 5.7.6 shall again apply after the end of the Co-Development Co-Promotion Term), Pfizer will provide eFFECTOR with annual [***] activities by and on behalf of Pfizer to Develop and Commercialize Products. Any information or written report provided by Pfizer to eFFECTOR pursuant to this Section 5.7.6 will be deemed to be Pfizer’s Confidential Information and subject to the provisions of Article 7.

5.7.7. Other Programs. Each Party understands and acknowledges that the other Party may have present or future initiatives or opportunities, including initiatives or opportunities with its Affiliates or Third Parties, involving products, programs, technologies or processes that are similar to, and in some instances may compete with, a Compound, Product, program, technology or process covered by this Agreement. Subject to the other terms and conditions of this Agreement including Section 2.8, and 2.9 and Article 7, neither Party makes any representation, warranty, covenant or inference that such Party will not itself Develop, Manufacture or Commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to Develop, Manufacture or Commercialize products, programs, technologies or processes that are similar to or that may compete with any Compound, Product, program, technology or process covered by this Agreement, provided that, neither Party will use the other Party’s Confidential Information in breach of this Agreement.

6.	INTELLECTUAL PROPERTY.

6.1. Ownership of Intellectual Property.

6.1.1. Ownership of Research Program Technology. Notwithstanding any provision of this Agreement to the contrary Pfizer will solely own all right, title and interest in and to any and all Research Program Technology.

6.1.2. Assignment of Certain Research Program Technology to Pfizer. eFFECTOR agrees to assign and hereby perpetually and irrevocably assigns and agrees to assign, and will cause its Representatives to assign, to Pfizer all right, title and interest throughout the world in and to any and all Research Program Technology. Further, eFFECTOR will, and will cause its Representatives to, execute any and all assignments, applications for domestic and foreign patents and other documents and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) reasonably requested by Pfizer to assign the Research Program Technology to Pfizer and to permit Pfizer to practice and enforce the Research Program Technology.

6.2. Ownership of Other Intellectual Property. Except as set forth in Sections 6.1.1 with respect to Research Program Technology and subject to Section 2.8, each Party will own all right, title and interest in and to: (a) any and all Know-How made solely by or on behalf of such Party or its Representatives in connection with their activities conducted pursuant to this Agreement; (b) any and all Patent Rights claiming any such Know-How described in clause (a) of this Section 6.2; and (c) any and all Know-How, Patent Rights or other Intellectual Property Rights that such Party owns as of the Effective Date or otherwise acquires during the Term), in each case subject to the licenses granted herein. The Parties shall jointly own all right, title and interest in and to: (i) any and all Know-How or Patent Rights made jointly by or on behalf of (A) eFFECTOR or its Representatives and (B) Pfizer or its Representatives in connection with their activities conducted pursuant to this Agreement; and (ii) any and all Patent Rights claiming or disclosing any such Know-How described in clause (i) of this Section 6.1 (“Joint Know-How” and “Joint Patent Rights,” respectively) in accordance with joint ownership interests of co-inventors under U.S. patent laws (that is, each Party shall have full rights to license, assign and exploit such Joint Know-How and Joint Patent Rights anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party), in each case subject to the licenses granted herein. Inventorship shall be determined in accordance with U.S. patent laws.

6.3. Patent Rights.

6.3.1. Filing, Prosecution and Maintenance of Patent Rights.

(a) eFFECTOR Product-Specific Patent Rights. Subject to Section 6.3.1(b), Pfizer will have the first right to file, prosecute and maintain those eFFECTOR Patent Rights that Cover the composition of matter of a Compound or Product, or the method of using or making such Compound or Product, in the Territory (the “eFFECTOR Product-Specific Patent Rights”), using counsel of its own choice reasonably acceptable to eFFECTOR at Pfizer’s sole expense. It is agreed that Pfizer may use internal patent counsel and agents, filing clerks, and paralegals employed by Pfizer, for coordinating worldwide filings of such Patent Rights, for prosecution before the European and Japanese Patent Offices, and for directly instructing US and ex-US outside counsel and patent agents, including by providing draft applications and responses, and that Pfizer may employ its preferred outside counsel and patent agents to conduct such activities as required for US and ex-US prosecution). At Pfizer’s request, eFFECTOR will cooperate and assist Pfizer and outside counsel and agents in the preparation and prosecution of such Patent Rights. Pfizer will keep eFFECTOR advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications and issued patents included within the eFFECTOR Product-Specific Patent Rights. Further, Pfizer will (i) allow eFFECTOR a reasonable opportunity and reasonable time to review and provide comment to Pfizer’s in-house counsel regarding relevant substantive communications to Pfizer and drafts of any responses or other proposed substantive filings by Pfizer before any applicable filings are submitted to any relevant patent office (or Governmental Authority) in a Major Market Country and (ii) reflect any reasonable and timely comments offered by eFFECTOR in any final filings submitted by Pfizer to any relevant patent office (or Governmental Authority) in a Major Market Country unless Pfizer believes doing so may delay issuance or otherwise compromise patent coverage for the Products. If Pfizer elects to cease the prosecution or maintenance of any eFFECTOR Product-Specific Patent Right in any country, Pfizer will provide eFFECTOR with written notice of its decision not less than [***] before any action is required to avoid abandonment or lapse. If eFFECTOR elects to file or continue such prosecution or maintenance, (A) eFFECTOR will promptly identify and engage the attorneys and agents who will conduct further activities on eFFECTOR’s behalf and Pfizer will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer, (B) except as set forth in (A), Pfizer will have no responsibility with respect to the filing, prosecution or maintenance of, or any expenses incurred in connection with, any such eFFECTOR Product-Specific Patent Right following Pfizer’s notice, (C) eFFECTOR will not disclose any Pfizer Confidential Information in connection with such filing, prosecution or maintenance without Pfizer’s prior written approval, and (D) eFFECTOR will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all such eFFECTOR Patent Rights and will reasonably consider any comments made by Pfizer in connection therewith.

(b) Certain eFFECTOR Patent Rights as of the Effective Date. The eFFECTOR Patent Rights existing as of the Effective Date as identified in a schedule to the Letter Agreement that Cover the method of use of inhibitors of the Target and inhibitors of different targets in combination (the “eFFECTOR Combination Patent Rights”) will be treated as eFFECTOR Other Patent Rights, unless such eFFECTOR Combination Patent Rights cover a combination utilizing or containing a Compound or Product being Exploited by Pfizer, in which case such eFFECTOR Combination Patent Rights will be treated as eFFECTOR Product-Specific Patent Rights. For clarity, such eFFECTOR Combination Patent Rights shall not include patents claiming combinations with eFFECTOR’s EIF4A and MNK compounds and such eFFECTOR Combination Patent Rights will be eFFECTOR Other Patent Rights.

(c) eFFECTOR Divisible Patent Rights. To the extent that eFFECTOR Patent Rights (other than eFFECTOR Combination Patent Rights) exist as of the Effective Date as identified in a schedule to the Letter Agreement that Cover both (i) the composition of matter or method of manufacture or use of a Compound or Product and (ii) the composition of matter or method of manufacture or use of other compounds or products (the “eFFECTOR Divisible Patent Rights”), the Parties agree to divide such Patent Rights into two separate, individual patent applications. The Parties will mutually agree on the prosecution strategy and will split costs equally for such eFFECTOR Divisible Patent Rights until such eFFECTOR Patent Rights are separated into (A) eFFECTOR Patent Rights that Cover only the composition of matter or method of manufacture or use of a Compound or Product (which shall thereafter be eFFECTOR Product-Specific Patent Rights), and (B) Patent Rights of eFFECTOR that cover only the composition of matter or method of manufacture or use of other compounds or products, which shall be outside the scope of this Agreement. The Parties mutually agree not to present claims in any patent rights arising from such eFFECTOR Divisible Patent Rights that cover (i) with respect to eFFECTOR, the composition of matter or method of manufacture or use of a Compound or Product, and (ii) with respect to Pfizer, the composition of matter or method of manufacture or use of such other compounds or products. In the event the Parties cannot in agree on a prosecution strategy, such eFFECTOR Divisible Patent Rights will be treated as eFFECTOR Product-Specific Patent Rights until agreement can be reached and during such time, Pfizer shall not have any rights to any such other compounds or products and shall obtain eFFECTOR’s prior written consent to any filing, prosecution or maintenance activities with respect to eFFECTOR Divisible Patent Rights to the extent applicable to the composition of matter or method of manufacture or use of such other compounds or products.

(d) eFFECTOR Other Patent Rights. eFFECTOR will have the first right to file, prosecute and maintain all eFFECTOR Patent Rights other than the eFFECTOR Product-Specific Patent Rights, eFFECTOR Combination Patent Rights and eFFECTOR Divisible Patent Rights (the “eFFECTOR Other Patent Rights”) in the Territory at eFFECTOR’s sole expense. eFFECTOR will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications included within such eFFECTOR Other Patent Rights and the maintenance of any issued patents included within such eFFECTOR Other Patent Rights. Further, eFFECTOR will consult and reasonably cooperate with Pfizer with respect to the preparation, filing, prosecution and maintenance of such eFFECTOR Other Patent Rights, including: (i) allowing Pfizer a reasonable opportunity and reasonable time to review and comment regarding relevant communications to eFFECTOR and drafts of any responses or other proposed filings by eFFECTOR before any applicable filings are submitted to any relevant patent office or Governmental Authority and (ii) reflecting any reasonable comments offered by Pfizer in any final filings submitted by eFFECTOR to any relevant patent office or Governmental Authority. If eFFECTOR elects not to file a patent application included in the eFFECTOR Other Patent Rights in a country in the Territory or elects to cease the prosecution or maintenance of any eFFECTOR Other Patent Right, eFFECTOR will provide Pfizer with written notice immediately, but not less than [***] before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In such event, eFFECTOR will permit Pfizer to file or continue prosecution or maintenance of any such eFFECTOR Other Patent Right in such country on behalf of eFFECTOR at Pfizer’s expense.

(e) Pfizer Patent Rights. Pfizer will have the sole right, but no obligation, to file, prosecute and maintain the Patent Rights that it owns or to which it otherwise has control of prosecution rights, including the Pfizer Patent Rights and Research Program Patent Rights, in its sole discretion.

(f) Joint Patent Rights. In the event the Parties make any Joint Know-How, the Parties will promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. Neither Party will file any Joint Patent Right without mutual consent. If the Parties decide to seek patent protection for any Joint Know-How, Pfizer will have the first right, but not the obligation, to prepare, file, prosecute and maintain any Joint Patent Right throughout the world in accordance with the provisions of Section 6.3.1(a) except as provided in this Section 6.3.1(f). Where Pfizer declines to exercise its first right to file on a Joint Patent Right that the Parties have agreed to file, eFFECTOR shall have the right to file such Joint Patent Right in accordance with the provisions of Section 6.3.1(a) (with the Parties’ rights and obligations reversed) except as provided in this Section 6.3.1(f).

(g) Patent Term Restoration and Extension. Pfizer will have the exclusive right, but not the obligation, to seek, in eFFECTOR’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the eFFECTOR Product-Specific Patent Rights and Joint Patent Rights. eFFECTOR and Pfizer will cooperate in connection with all such activities. Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of eFFECTOR regarding any such activities, but in the event of a disagreement between the Parties, Pfizer will have the final decision-making authority; provided, however, that Pfizer will seek (or allow eFFECTOR to seek) to extend any eFFECTOR Product-Specific Patent Right at eFFECTOR’s request, including through the use of supplemental protection certificates and the like, unless in Pfizer’s reasonable legal determination such eFFECTOR Product-Specific Patent Right may not be extended under Law without limiting Pfizer’s right to extend any other Patent Right. eFFECTOR will not, without the prior written consent of Pfizer, seek any patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the eFFECTOR Other Patent Rights that cover, claim or disclose a Compound or Product.

(h) Clarifications. For clarity, (i) prosecution under this Section 6.3.1 includes opposition, revocation, post-grant review or other patent office proceedings, unless such proceedings are concurrent with Third Party litigation under Section 6.3.2, in which case the provisions of Section 6.3.2 shall govern the Parties’ rights and obligations with respect to such proceedings, and (ii) Third Party declaratory judgment actions or other court actions relating to Patent Rights shall be governed by Section 6.3.2, and by Section 6.3.3 if applicable.

(i) Liability. To the extent that a Party is obtaining, prosecuting or maintaining a Patent Right or otherwise exercising its rights under this Section 6.3.1 through use of internal patent counsel and agents, filing clerks and paralegals employed by such Party, such Party, and its Affiliates, employees, agents or representatives, will not be liable to the other Party in respect of any act, omission, default or neglect on the part of any such Party, or its Affiliates, employees, agents or representatives, in connection with such activities undertaken in good faith.

(j) Recording. If Pfizer deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) in one or more jurisdictions in the Territory, eFFECTOR will reasonably cooperate to execute and deliver to Pfizer any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Pfizer’s reasonable judgment, to complete such registration or recordation.

(k) Joint Research Agreement. This Agreement shall be understood to be a joint research agreement under 35 U.S.C. § 103(c)(3) entered into for the purpose of researching, identifying and Developing Products.

6.3.2. Enforcement and Defense of Patent Rights.

(a) Enforcement of eFFECTOR Product-Specific Patent Rights and Joint Patent Rights. Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the eFFECTOR Product Specific Patent Rights or the Joint Patent Rights by any Third Party. As between Pfizer and eFFECTOR, Pfizer will have the sole right, but not the obligation, to institute litigation or take other steps to remedy infringement in connection with the eFFECTOR Product Specific Patent Rights in the Territory and the Joint Patent Rights, and any such litigation or steps will be at Pfizer’s expense, provided that any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting Pfizer’s Out-of-Pocket Costs (including counsel fees and expenses) in pursuing such claim , will be allocated [***] percent ([***]%) to Pfizer and [***] percent ([***]%) to eFFECTOR; provided that, if the Option is exercised then during the Co-Promotion Co-Development Term, any remaining amounts for such litigation in the United

States shall instead be included in the calculation of Net Operating Profit. Pfizer will not, without the prior written consent of eFFECTOR, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any eFFECTOR Product Specific Patent Right or Joint Patent Right or (ii) requires Pfizer to abandon any eFFECTOR Product Specific Patent Right or Joint Patent Right. eFFECTOR, upon request of Pfizer, agrees to timely commence or to join in any such litigation, at Pfizer’s expense, and in any event to cooperate with Pfizer in such litigation or steps at Pfizer’s expense. eFFECTOR will have the right to consult with Pfizer about such litigation and to participate in and be represented by independent counsel in such litigation at eFFECTOR’s own expense. Neither Party will incur any liability to the other Party (other than that related to a Party’s indemnification obligation pursuant to Article 10) as a consequence of any litigation initiated or pursued pursuant to this Section 6.3.2(a) or any unfavorable decision resulting therefrom, including any decision holding any eFFECTOR Product-Specific Patent Right or Joint Patent Right invalid or unenforceable.

(b) Enforcement of eFFECTOR Other Patent Rights. Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the eFFECTOR Other Patent Rights by any Third Party. As between Pfizer and eFFECTOR, eFFECTOR will have the sole right, but not the obligation, to institute litigation or take other steps to remedy infringement in connection with the eFFECTOR Other Patent Rights, and any such litigation or steps will be at eFFECTOR’s expense; provided that any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting eFFECTOR’s Out-of-Pocket Costs (including counsel fees and expenses) in pursuing such claim and, if any, Pfizer’s Out-of-Pocket Costs (including counsel fees and expenses) in consulting or participating in such claim, will be allocated [***] percent ([***]%) to eFFECTOR and [***] percent ([***]%) to Pfizer if such claim is related to a Compound or a Product and otherwise will be allocated [***] percent ([***]%) to eFFECTOR; provided that, if the Option is exercised then during the Co-Development Co-Promotion Term, any such remaining amounts for such litigation in the United States related to a Compound or a Product shall instead be included in calculating Net Operating Profit. eFFECTOR will not, without the prior written consent of Pfizer, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any eFFECTOR Other Patent Right or (ii) requires eFFECTOR to abandon any eFFECTOR Other Patent Right. Pfizer, upon request of eFFECTOR, agrees to timely commence or to join in any such litigation, at eFFECTOR’s expense, and in any event to cooperate with eFFECTOR in such litigation or steps at eFFECTOR’s expense. Pfizer will have the right to consult with eFFECTOR about such litigation and to participate in and be represented by independent counsel in such litigation at Pfizer’s own expense. Neither Party will incur any liability to the other Party (other than that related to a Party’s indemnification obligation pursuant to Article 10) as a consequence of any litigation initiated or pursued pursuant to this Section 6.3.2(b) or any unfavorable decision resulting therefrom, including any decision holding any eFFECTOR Other Patent Right invalid or unenforceable.

(c) Enforcement of Pfizer Patent Rights. Pfizer will have the sole right, but no obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Pfizer Patent Right. Any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting royalty-bearing Pfizer’s Out-of-Pocket Costs (including counsel fees and expenses), will be allocated [***] percent ([***]%) to Pfizer and [***] percent ([***]%) to eFFECTOR; provided that, if the Option is exercised then during the Co-Promotion Co-Development Term, any remaining amounts for such litigation in the United States shall instead be included in the calculation of Net Operating Profit.

6.3.3. Other Actions by Third Parties. Each Party will promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any eFFECTOR Patent Right or Joint Patent Right of which it becomes aware, including any nullity, revocation, interference, reexamination or compulsory license proceeding. Pfizer will have the first right, but no obligation, to defend against any such action involving any eFFECTOR Product-Specific Patent Right or Joint Patent Right, in its own name (to the extent permitted by applicable Law), and any such defense will be at Pfizer’s expense, subject to eFFECTOR’s indemnification obligations under Article 10. eFFECTOR, upon Pfizer’s request, agrees to join in any such action at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense. If Pfizer fails to defend against any such action involving an eFFECTOR Product-Specific Patent Right or Joint Patent Right, then eFFECTOR will have the right to defend such action, in its own name, and any such defense will be at eFFECTOR’s expense. eFFECTOR will have the sole right, but no obligation, to defend against any such action involving any eFFECTOR Other Patent Right, in its own name, and any such defense will be at eFFECTOR’s expense, subject to Pfizer’s indemnification obligations under Article 10. Pfizer, upon eFFECTOR’s request, agrees to join in any such action at eFFECTOR’s expense and in any event to cooperate with eFFECTOR at eFFECTOR’s expense.

6.3.4. Orange Book Information. Pfizer will have the sole right, but not the obligation, to submit to all applicable Governmental Authorities patent information pertaining to each Product pursuant to 21 U.S.C. § 355(b)(1)(G) (or any amendment or successor statute thereto), or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

6.3.5. Paragraph IV Type Notices. Notwithstanding any provision of this Agreement to the contrary, each Party will immediately (but in no event later than two Business Days following receipt or discovery, whichever occurs first) give written notice to the other of any certification of which it becomes aware filed pursuant to any statutory or regulatory requirement in any country in the Territory similar to 21 U.S.C. § 355(b)(2)(A)(iv) or § 355(j)(2)(A)(vii)(IV) (or any amendment or successor statute thereto) claiming that any eFFECTOR Patent Right, Joint Patent Right or Pfizer Patent Right covering any Compound or Product is invalid or that infringement will not arise from the

Development, Manufacture, use or Commercialization in the Territory of such Compound or Product by a Third Party. Upon the giving or receipt of such notice, Pfizer will have the sole right, but not the obligation, to bring an infringement action against such Third Party with respect to any eFFECTOR Product-Specific Patent Right, Joint Patent Right or Pfizer Patent Right (in a manner consistent with Section 6.3.2(a) or 6.3.2(c)).

6.3.6. Allegations of Infringement and Right to Seek Third Party Licenses.

(a) Notice. If the Development, Manufacture, Commercialization or use of any Compound or Product or the exercise of any other right or conduct of any other activities by either Party as contemplated by this Agreement is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third Party’s Patent Rights or other Intellectual Property Rights or eFFECTOR otherwise identifies any Third Party Patent Rights or other Intellectual Property Rights that may be relevant to such activities, eFFECTOR will, promptly upon becoming aware of such allegation or identification, notify Pfizer in writing.

(b) Pfizer Option to Negotiate. If Pfizer determines, in its sole discretion, that, in order for Pfizer, its Affiliates or Sublicensees to engage in the Development, Manufacture, Commercialization or use of any Compound or Product or the exercise of any other right or conduct of any other activities by Pfizer as contemplated by this Agreement, it is [***] to obtain a license under one or more Patent Rights or other Intellectual Property Rights Controlled by a Third Party (collectively, “Third Party IP Rights”), then Pfizer will have the sole right, but not the obligation, to negotiate and enter into an agreement with such Third Party for the license under such Third Party IP Rights, which would be an Additional Third Party License. Amounts payable under any such Additional Third Party License will reduce Pfizer’s royalty obligations under this Agreement as and to the extent provided in Section 3.5.3(a).

6.3.7. Third Party Infringement Suits. Each of the Parties will promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Pfizer or eFFECTOR or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Compound or Product or the practice of any eFFECTOR Technology or any Research Program Technology (any such suit or other action referred to herein as an “Infringement Claim”). In the case of any Infringement Claim against Pfizer (including its Affiliates or Sublicensees) alone or against both Pfizer and eFFECTOR (including its Affiliates), Pfizer will have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. eFFECTOR, upon request of Pfizer, agrees to cooperate with Pfizer at Pfizer’s expense. eFFECTOR will have the right to consult with Pfizer concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation in which eFFECTOR is a party at eFFECTOR’s own expense. In the case of any Infringement Claim against eFFECTOR alone, In the case of any Infringement Claim against eFFECTOR alone (including its Affiliates), eFFECTOR will have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. Pfizer will have the right to consult with eFFECTOR concerning such Infringement Claim and Pfizer, upon request of eFFECTOR, will reasonably cooperate with eFFECTOR at eFFECTOR’s expense.

7.	CONFIDENTIALITY.

7.1. Confidentiality. Except to the extent expressly authorized by this Agreement, the Parties agree that, during the Term and for [***] thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement or any other written agreement between the Parties.

7.2. Authorized Disclosure.

7.2.1. Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7.

7.2.2. Disclosure to Third Parties. Notwithstanding the foregoing provisions of Section 7.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(a) to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Compound or Product within the Territory, and (ii) in order to respond to inquiries, requests or investigations relating to Compounds, Products or this Agreement;

(b) to outside consultants (including any professional advisor), bona fide potential acquisition partners (including any potential successors in interest) from whom such Party has received a bona fide term sheet or, in the case of disclosure of the terms of this Agreement, who has conducted meaningful diligence and require the terms of this Agreement for the purpose of preparing and providing a bona fide term sheet, solely, and to the extent, necessary for such purpose, bona fide private investors or financing sources, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, and in the case of eFFECTOR to bona fide licensees of other Intellectual Property Rights or programs of eFFECTOR solely as necessary, and limited to the information necessary, to demonstrate the ability to license such other Intellectual Property Rights or programs, in each case to the extent desirable in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and provided such Third Party has agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7;

(c) in connection with filing or prosecuting Research Program Patent Rights or Trademark rights as permitted by this Agreement;

(d) in connection with prosecuting or defending litigation pursuant to Section 6.3 or any other litigation directly related to a Compound or Product in the Field;

(e) subject to the provisions of Section 7.4.2, in connection with or included in scientific presentations and publications relating to Compounds or Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clinicaltrials.gov or PhRMA websites;

(f) Pfizer may disclose Confidential Information belonging to eFFECTOR (including the terms of the Agreement) to any bona fide or potential Sublicensee or partner who has agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7; and

(g) to the extent necessary or desirable in order to enforce its rights under this Agreement.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to clause (a) or any of clauses (c) through (e) of this Section 7.2.2, then the disclosing Party will to the extent possible give reasonable advance written notice of such disclosure to the other Party and take such measures to ensure confidential treatment of such information as is reasonably required by the other Party, at the other Party’s expense.

7.3. SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with (a) applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the Party disclosing pursuant to this Section 7.3 providing as much advance notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.3, such Party will, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party and limit its disclosure of such Confidential Information to only that required to comply with applicable Law as reasonably determined by such disclosing Party.

7.4. Public Announcements; Publications.

7.4.1. Announcements. Except as may be expressly permitted under Section 7.3, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. Nothing in this Agreement will prevent Pfizer from making any scientific publication or public announcement with respect to any Product under this Agreement; provided, however, that, except as permitted under Section 7.2 and Section 7.4.2, Pfizer will not disclose any of eFFECTOR’s Confidential Information in any such publication or announcement without obtaining eFFECTOR’s prior written consent to do so. The Parties agree that the Parties may release the announcement attached hereto as Schedule 7.4.1 regarding the signing of this Agreement following the Effective Date.

7.4.2. Publications; Public Announcements.

(a) During the Term, eFFECTOR will submit to Pfizer for review and approval any proposed academic, scientific and medical publication, public presentation or other public declaration, except as permitted pursuant to Section 7.2.2 or Section 7.3, proposed by eFFECTOR or its Affiliates which contains Pfizer’s Confidential Information or that relates to the activities conducted under this Agreement, including the Research Plan, or to the eFFECTOR Technology, the eFFECTOR Materials, the Research Program Technology, the Pfizer Technology or any Compound or Product. In both instances, such review and approval will be conducted for the purposes of preserving the value of the eFFECTOR Technology, eFFECTOR Materials, the Pfizer Technology, the Research Program Technology and the rights granted or to be granted to Pfizer hereunder and determining whether any portion of the proposed publication or presentation containing Pfizer’s Confidential Information should be modified or deleted. Section 7.4.2(b) sets forth procedures for all proposed academic, scientific or medical publications or presentations or any other public declaration, except as permitted pursuant to Section 7.2.2, proposed by or on behalf of eFFECTOR or its Affiliates which contains Pfizer’s Confidential Information, and Section 7.4.2(c) sets forth procedures for any press release or public announcement proposed to be issued by or on behalf of eFFECTOR or its Affiliates after the announcement attached hereto as Schedule 7.4.1.

(b) Written copies of such proposed publication or presentation required to be submitted hereunder will be submitted to Pfizer no later than [***] before submission for publication or presentation (the “Review Period”). Pfizer will provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event Pfizer can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. eFFECTOR will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 7.4.2, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

(c) After release of the announcement attached hereto as Schedule 7.4.1, if eFFECTOR desires to make a press release or public announcement concerning activities conducted under this Agreement, the provisions of this Section 7.4.2(c) shall apply so long as such proposed press release or public announcement does not contain any Pfizer Confidential Information or other information on which Pfizer may wish to prepare and file patent applications (if it did contain any such information, Section 7.4.2(b) would instead apply). eFFECTOR shall give reasonable prior advance notice of the proposed text of such press release or public announcement to Pfizer for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or other public statement required (i) by applicable Law or legal proceedings or the requirements of any securities exchange upon which eFFECTOR may be listed, or (ii) to be contained in financial statements of eFFECTOR prepared in accordance with GAAP, eFFECTOR shall provide Pfizer with sufficient advance notice of the text of such statement so that Pfizer will have the opportunity to comment upon the statement, and eFFECTOR shall give due consideration any such comments, but no approval is required. Pfizer shall provide its comments, if any, within [***] after receiving the press release for review (provided that, if eFFECTOR notifies Pfizer that such disclosure is required to be made within a shorter period for eFFECTOR to comply with applicable Law or the requirements of the United States Securities and Exchange Commission or any securities exchange upon which eFFECTOR may be listed, eFFECTOR may proceed with disclosure during such shorter period if Pfizer has not yet provided comments). eFFECTOR shall not be required to seek the permission of Pfizer to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.4.

7.5. Obligations in Connection with Change of Control. If eFFECTOR is subject to a Change of Control, eFFECTOR will not, and will cause its Representatives not to, disclose Confidential Information of Pfizer to any eFFECTOR Acquiror Company unless such eFFECTOR Acquiror Company and its representatives who may receive such Confidential Information have agreed in writing to non-disclosure and non-use provisions with respect to such Pfizer Confidential Information that are at least as restrictive as those set forth in this Article 7. If any Change of Control of eFFECTOR occurs, eFFECTOR will promptly notify Pfizer, share with Pfizer the policies and procedures it plans to implement in order to protect the confidentiality of Pfizer’s Confidential Information and consider in good faith any adjustments to such policies and procedures that are reasonably requested by Pfizer.

7.6. Prior Nondisclosure Agreement. As of the Effective Date, the terms of this Article 7 shall supersede any prior nondisclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement and deemed confidential information per the terms of such agreement shall be deemed Confidential Information for purposes of this Agreement.

7.7. Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 7. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 7.

8.	REPRESENTATIONS AND WARRANTIES.

8.1. Mutual Representations and Warranties. Each of eFFECTOR and Pfizer hereby represents and warrants to the other Party as of the Effective Date that:

8.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.1.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

8.1.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

8.1.4. this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms;

8.1.5. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any Binding Obligation existing as of the Effective Date;

8.1.6. it has and will have the full right, power and authority to (a) grant all of the right, title and interest in the licenses and other rights granted or to be granted to the other Party under this Agreement and (b) perform its obligations under this Agreement.

8.2. Mutual Covenants. Each of eFFECTOR and Pfizer hereby covenants to the other Party that, from the Effective Date until expiration or termination of this Agreement, it will perform its obligations under this Agreement in compliance with applicable Laws.

8.3. Representations and Warranties of eFFECTOR. eFFECTOR hereby represents and warrants to Pfizer as of the Effective Date that:

8.3.1. except as expressly disclosed in Schedule 8.3.1 to the Letter Agreement, eFFECTOR is the sole and exclusive owner of the eFFECTOR Technology and eFFECTOR Materials, all of which is free and clear of any claims, liens, charges or encumbrances;

8.3.2. Schedule 8.3.2 to the Letter Agreement sets forth a true and complete list of all Compounds discovered or developed by eFFECTOR or its Affiliates on or prior to the Effective Date;

8.3.3. as of the Effective Date (a) Schedule 8.3.3 to the Letter Agreement sets forth a true and complete list of all Patent Rights owned or otherwise Controlled by eFFECTOR or its Affiliates in each case that claim or disclose any (i) Compound or Product (including the composition of matter thereof), (ii) method of making any Compound or Product, (iii) methods of using any Compound or Product or (iv) eFFECTOR Know-How, (b) each such Patent Right is in full force and effect and (c) eFFECTOR or its Affiliates have timely paid, or caused the appropriate Third Parties to pay, all filing and renewal fees payable with respect to such Patent Rights;

8.3.4. as of the Effective Date, eFFECTOR has disclosed to Pfizer all material scientific and technical information, including information relating to safety and efficacy, with respect to the Compounds and Products that is known to eFFECTOR or eFFECTOR Affiliates (excluding any information that is publicly available other than through public disclosure by eFFECTOR);

8.3.5. to eFFECTOR’s knowledge, the eFFECTOR Patent Rights, are not invalid or unenforceable and, as of the Effective Date, no Third Party (a) is infringing any eFFECTOR Patent Right or (b) has challenged or threatened to challenge the ownership, scope, validity or enforceability of, or eFFECTOR’s rights in or to, any eFFECTOR Patent Right (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

8.3.6. eFFECTOR and its Affiliates and, to eFFECTOR’s knowledge, Third Parties and Representatives acting on eFFECTOR’s behalf in connection with this Agreement have complied in all material respects with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the eFFECTOR Patent Rights;

8.3.7. eFFECTOR and its Affiliates and, to its knowledge, all Third Parties and Representatives acting on eFFECTOR’s behalf with respect to any activities involving Compounds and Products, have complied in all material respects with all applicable Law and accepted pharmaceutical industry business practices, including, to the extent applicable, the FD&C Act (21 U.S.C. § 301, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA, consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services;

8.3.8. with respect to any Compounds, Products, payments or services provided under this Agreement, eFFECTOR, its Affiliates, and to its knowledge all Third Parties and Representatives acting on eFFECTOR’s behalf, have not taken any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

8.3.9. eFFECTOR, its Affiliates, and to its knowledge all Third Parties and Representatives acting on eFFECTOR’s behalf, have complied with the laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, accounting and record keeping laws, and laws relating to interactions with HCPs and Government Officials;

8.3.10. except as expressly disclosed in a Schedule to the Letter Agreement, eFFECTOR has independently developed all eFFECTOR Know-How and eFFECTOR Materials or otherwise has a valid right to use, and to permit Pfizer, Pfizer’s Affiliates and Pfizer’s Sublicensees to use, the eFFECTOR Know-How and eFFECTOR Materials for all permitted purposes under this Agreement;

8.3.11. eFFECTOR has obtained from all inventors named in eFFECTOR Patent Rights existing as of the Effective Date, valid and enforceable agreements assigning to eFFECTOR each such inventor’s entire right, title and interest in and to all such eFFECTOR Patent Rights;

8.3.12. no eFFECTOR Technology existing as of the Effective Date is subject to any funding agreement with any government or Governmental Authority;

8.3.13. except as expressly disclosed in a Schedule to the Letter Agreement, neither eFFECTOR nor any of its Affiliates is a party to or otherwise subject to any agreement or arrangement which limits the ownership or licensed or sublicensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any Intellectual Property Right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement or arrangement, be included in the rights licensed or assigned to Pfizer or its Affiliates pursuant to this Agreement;

8.3.14. no Third Party has any right, title or interest in or to, or any license under, any eFFECTOR Technology, eFFECTOR Materials or Research Program Technology;

8.3.15. to eFFECTOR’s knowledge, as of the Effective Date the use, Development, Manufacture and Commercialization by eFFECTOR or its Affiliates of any Compound or Product (a) does not infringe any issued patent of any Third Party or (b) does not infringe the claims of any published Third Party patent application if such claims issue;

8.3.16. there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of eFFECTOR, threatened against eFFECTOR or any of its Affiliates or (b) judgment or settlement against or owed by eFFECTOR or any of its Affiliates, in each case in connection with the eFFECTOR Technology, the eFFECTOR Materials, any Compound or any Product or relating to the transactions contemplated by this Agreement;

8.3.17. eFFECTOR has valid and enforceable agreements with all Representatives acting by or on behalf of eFFECTOR or its Affiliates that have performed or will perform research or Development with respect to Compounds or Products under this Agreement which require such persons to assign to eFFECTOR their entire right, title and interest in and to all eFFECTOR Technology and Research Program Technology;

8.3.18. as of the Effective Date, eFFECTOR is not, and to eFFECTOR’s knowledge, no Representative of eFFECTOR or Third Party acting on behalf of eFFECTOR (in each case, as applicable) is, debarred by any Regulatory Authority or the subject of debarment proceedings by any Regulatory Authority and, in the course of the discovery or pre-clinical development of any Compound or Product, eFFECTOR has not and, to the knowledge of eFFECTOR, no Representative of eFFECTOR or any Third Party acting on behalf of eFFECTOR (in each case, as applicable) have used any employee or consultant that is debarred by any Regulatory Authority or, to the knowledge of eFFECTOR, is the subject of debarment proceedings by any Regulatory Authority;

8.3.19. as of the Effective Date, eFFECTOR has no knowledge of (a) any prior art or other facts that eFFECTOR believes would result in the invalidity or unenforceability of any issued or pending claims included in the eFFECTOR Patent Rights, (b) any inequitable conduct or fraud on any patent office with respect to any of the eFFECTOR Patent Rights or (c) any Person (other than Persons identified in the applicable patent applications or patents, as inventors of inventions disclosed in the eFFECTOR Patent Rights) who claims to be an inventor of an invention disclosed in the eFFECTOR Patent Rights; and

8.3.20. eFFECTOR has not prior to the Effective Date received notice from any Third Party alleging that any research and Development activities conducted by or on behalf of eFFECTOR or any of its Affiliates with any Compound or any Product infringes any issued patent of any Third Party or would infringe the claims of any published Third Party patent application when and if such claims were to issue.

8.4. eFFECTOR Covenants. In addition to the covenants made by eFFECTOR elsewhere in this Agreement, eFFECTOR hereby covenants to Pfizer that, from the Effective Date until expiration or termination of this Agreement:

8.4.1. eFFECTOR will promptly notify Pfizer of any lawsuits, claims, administrative actions, regulatory inquiries or investigations, or other proceedings asserted or commenced against eFFECTOR or its Representatives involving in any material way the ability of eFFECTOR to deliver the rights, licenses and sublicenses granted herein;

8.4.2. eFFECTOR will not, and will cause eFFECTOR Affiliates not to, (a) grant any right or license in the eFFECTOR Technology, eFFECTOR Materials or eFFECTOR’s rights in any Research Program Technology to any Third Party, (b) take any action or fail to take any action with respect to the eFFECTOR Technology, eFFECTOR Materials or eFFECTOR’s rights in any Research Program Technology or (c) transfer ownership, assign ownership, sell, grant a security interest in or otherwise encumber any of its rights in, to or under any eFFECTOR Technology, eFFECTOR Materials or Research Program Technology, or agree to do any of the foregoing, in the case of clause (a), (b) or (c) that would be inconsistent with, in material conflict with, or materially conflict with its obligations under this Agreement or with the rights granted to Pfizer hereunder;

8.4.3.                eFFECTOR will require eFFECTOR Affiliates to grant to eFFECTOR such rights to any eFFECTOR Technology Controlled by eFFECTOR Affiliates as required so that eFFECTOR may grant the rights under eFFECTOR Technology purported to be granted by eFFECTOR to Pfizer under this Agreement;

8.4.4. With respect to animals used in conducting activities under this Agreement, eFFECTOR will, and will cause eFFECTOR Affiliates and permitted subcontractors to, comply with Pfizer’s Corporate Policy regarding Animal Care and Use, attached hereto as Exhibit C;

8.4.5. Neither eFFECTOR nor any eFFECTOR Affiliates is as of the Effective Date, or will become after the Effective Date, a party to an agreement pursuant to which a Third Party licenses or grants rights to eFFECTOR Technology, eFFECTOR Materials, Compounds or Products to eFFECTOR or any eFFECTOR Affiliate;

8.4.6. eFFECTOR will not enter into or otherwise allow itself or its Representatives who are engaged in activities under the Research Plan to be subject to any agreement or arrangement, which limits Pfizer’s ownership or use of Research Program Technology (except as provided in Section 4.2.2 with respect to improvements to the subcontractor’s background technology or other terms of subcontractor agreements Pfizer approves in advance) or license under eFFECTOR Technology or eFFECTOR Materials as provided in this Agreement;

8.4.7. eFFECTOR will maintain valid and enforceable agreements with all Representatives of eFFECTOR or eFFECTOR Affiliates performing research, Development, Manufacturing or Commercialization activities hereunder on behalf of eFFECTOR or eFFECTOR Affiliates which will obligate such Representative to assign to eFFECTOR all right, title and interest in and to any inventions made by them, whether or not patentable, relating to any Compound or any Product or its manufacture or use made in the course of any activities relating to any Compound or any Product contemplated by this Agreement, or, solely with respect to subcontractors, solely in the event that such subcontractor is unable to assign such inventions, grant exclusive license rights to such inventions to eFFECTOR to the extent necessary to enable the grant of the license to Pfizer as provided herein;

8.4.8. eFFECTOR has made or will make any payments owing to any of eFFECTOR’s Representatives who are an inventor of any eFFECTOR Technology or Research Program Technology;

8.4.9. eFFECTOR will implement policies and procedures commensurate with its current risk profile and shall review said policies from time to time setting out rules governing interactions with HCPs and Government Officials, engagement of Third Parties, including, where appropriate, due diligence (“Policies”), as applicable to its activities contemplated by this Agreement, and its Policies apply worldwide to all its employees, subsidiaries, and Third Parties acting on its behalf;

8.4.10. eFFECTOR will not knowingly employ or use in the performance of activities contemplated by this Agreement the services of any Person debarred by any Regulatory Authority or the subject of debarment proceedings by any Regulatory Authority;

8.4.11. during the Term, eFFECTOR will promptly notify Pfizer in the event that it learns of:

(a) any prior art or other facts that eFFECTOR believes would result in the invalidity or unenforceability of any of the claims including in any of the eFFECTOR Patent Rights or Research Program Patent Rights; or

(b) any inequitable conduct or fraud on the patent office with respect to any of the eFFECTOR Patent Rights or Research Program Patent Rights; or

(c) any Person (other than Persons identified as inventors of inventions disclosed in the eFFECTOR Patent Rights) who claims to be an inventor of an invention disclosed in the eFFECTOR Patent Rights; or

(d) any lawsuits, claims, administrative actions, government inquiries or investigations, or other proceedings related to the activities conducted by eFFECTOR or its Representatives as contemplated under this Agreement.

8.5. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

8.6. Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

9.	GOVERNMENT APPROVALS; TERM AND TERMINATION.

9.1. Other Government Approvals. Each of eFFECTOR and Pfizer will cooperate with the other Party to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

9.2. Term. The term of this Agreement (the “Term”) will commence on the Effective Date and extend, unless this Agreement is terminated earlier in accordance with this Article 9, until the last to expire of any payment obligations of Pfizer under Article 3. Notwithstanding any provision of this Agreement to the contrary, upon expiration of this Agreement, Pfizer will retain the fully paid-up, perpetual, irrevocable royalty-free license to each Product existing as of the date of expiration of this Agreement as set forth in Section 3.5.2.

9.3. Termination by eFFECTOR. eFFECTOR may terminate this Agreement for cause, at any time during the Term, by giving written notice to Pfizer in the event that Pfizer commits a material breach of its obligations under this Agreement and such material breach remains uncured (a) [***] for a material breach that is a failure of Pfizer to make an undisputed payment owed to eFFECTOR under this Agreement or (b) [***] for a material breach of any Pfizer Diligence Obligation or any other material breaches, in each case measured from the date written notice of such material breach is given to Pfizer; provided, however, that if any breach described in clause (b) is not reasonably curable within [***] days and if Pfizer is making a bona fide effort/using Commercially Reasonable Efforts to cure such breach, such termination will be delayed for a time period to be agreed by both Parties in order to permit Pfizer a reasonable period of time to cure such breach. If the alleged material breach relates to non-payment of any amount due under this Agreement, the cure period will be tolled pending resolution of any bona fide dispute between the Parties as to whether such payment is due.

9.4. Termination by Pfizer.

9.4.1. Termination for Convenience. Upon at least [***]’ prior written notice to eFFECTOR, Pfizer may terminate this Agreement on a Product-by-Product and country-by-country basis, or in its entirety, without cause, for any or no reason.

9.4.2. Termination for Cause. Pfizer may terminate this Agreement for cause with respect to one or more Products in one or more countries in the Territory or may terminate this Agreement in its entirety, at any time during the Term, by giving written notice to eFFECTOR in the event that eFFECTOR commits a material breach of its obligations under this Agreement and such material breach remains uncured for [***], measured from the date written notice of such material breach is given to eFFECTOR; provided, however, that if any breach is not reasonably curable within [***] and if eFFECTOR is making a bona fide effort/using its Commercially Reasonable Efforts to cure such breach, such termination will be delayed for a time period to be agreed by both Parties in order to permit eFFECTOR a reasonable period of time to cure such breach.

9.5. Effects of Termination or Expiration.

9.5.1. Effect of Termination.

(a) Termination for Cause by eFFECTOR; In the event that eFFECTOR terminates this Agreement for cause pursuant to Section 9.3 or pursuant to Section 9.6.1, the following will apply:

(i) Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease (including all rights and licenses and sublicenses granted by either Party to the other Party hereunder).

(ii) On eFFECTOR’s written notice to Pfizer, which notice may only be delivered within [***] following the effective date of termination, the Parties will negotiate in good faith for a period not to exceed [***] regarding:

(A)

an agreement under which Pfizer would grant to eFFECTOR a royalty-bearing, non-exclusive license under the Reversion Technology permitting eFFECTOR to continue to Develop, Commercialize and Manufacture any Product under Development or Commercialization by Pfizer under this Agreement at the time of termination, in the form in which such Product then exists (a “Continuation Product”), provided, however, that any such Agreement will include a release by eFFECTOR in favor of Pfizer with respect to any and all claims that eFFECTOR may have against Pfizer arising on or before the later of such agreement or the effective date of any such termination under this Agreement;

(B)

the related transfer to eFFECTOR of development data and regulatory filings specifically relating to such Continuation Product or the granting to eFFECTOR of rights of reference with respect to such data and filings; and

(C)	the provision by Pfizer to eFFECTOR of transitional supplies of such Continuation Product at a commercially reasonable supply price for a commercially reasonable period of time.

(iii) Neither Party will be obligated to enter into any transaction described in Section 9.5.1(b)(ii).

(b) Termination for Convenience by Pfizer. In the event that Pfizer terminates this Agreement for convenience pursuant to Section 9.4.1, the following will apply:

(i) Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease (including all rights and licenses and sublicenses granted by either Party to the other Party hereunder).

(ii) On eFFECTOR’s written notice to Pfizer, which notice may only be delivered within [***] following the effective date of termination, the following provisions will apply:

(A)

Pfizer hereby grants to eFFECTOR a royalty-bearing (as determined pursuant to Section 9.5.1(b)(ii)(B)), non-exclusive license, with the right to sublicense, under the Reversion Technology permitting eFFECTOR to continue to Develop, have Developed, use, have used, Commercialize, have Commercialized, Manufacture and have Manufactured a Continuation Product

(B)

The Parties will negotiate in good faith regarding (x) an appropriate royalty to be paid by eFFECTOR to Pfizer for Net Sales (calculated as if eFFECTOR, its Affiliates and sublicensees were the selling parties) of Continuation Products in the Territory (including the royalty term and royalty reductions, if any), such royalty to take into account the relative contribution of the Reversion Technology to the Exploitation of the Continuation Products in the Territory, and (y) a mutual release by each Party in favor of the other Party with respect to any and all claims that a Party may have against the other Party arising on or before the later of such agreement or the effective date of any such termination. If the Parties cannot agree on appropriate royalty terms and a mutual release within [***] following the effective date of termination, the matter shall be referred for resolution pursuant to Section 11.12. In the event such dispute is not resolved pursuant to Section 11.12 within [***] after the Parties’ officers meet for the purpose of resolving such dispute, then, upon the written demand of either Party, the dispute shall be resolved by submitting the matter to an independent Third Party with experience in negotiating royalty provisions in license agreements who is mutually acceptable to the Parties. Within [***] of the selection of the independent Third Party, each Party shall provide the Third Party and the other Party with a written report setting forth its proposed royalty terms, the rationale behind such royalty terms and the proposed mutual release language. Within [***] after the last submission of a written report, the Third Party shall select one of the Party’s positions as their final decision and shall not have authority to modify either Party’s position or render any substantive decision other than to so select the position of a Party as set forth in its respective written report. Once the royalty terms and mutual release have been determined pursuant to this Section 9.5.1(b)(ii)(B), they shall be deemed in effect as of the effective date of termination of this Agreement;

(C)

Pfizer shall transfer to eFFECTOR development data and regulatory filings specifically relating to such Continuation Product or grant to eFFECTOR rights of reference with respect to such data and filings;

(D)

In the event that any Development activities with regard to Continuation Products are ongoing at the time of such termination, the Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion (not to exceed [***]) or, at eFFECTOR’s election, promptly transition such development activities to eFFECTOR or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of any Continuation Product, such transition plan to be effected at eFFECTOR’s cost; and

(E)

The Parties shall negotiate in good faith an agreement for the provision by Pfizer to eFFECTOR of transitional supplies of such Continuation Product at a commercially reasonable supply price for a commercially reasonable period of time.

(c) Termination for Cause by Pfizer.

(i) Partial Termination. In the event that Pfizer terminates this Agreement pursuant to Section 9.4.2 with respect to any Product in any country in the Territory, (x) Pfizer may terminate all licenses and other rights and obligations of each Party to the other Party with respect to such Product in such country (except for surviving rights as provided in Section 9.5.3 with respect to such Product in such country), and (y) only if such termination with respect to such Product in such country is for uncured material breach of (1) the exclusive license granted in Section 2.1, (2) exclusivity obligations under Section 2.8, (3) use of Commercially Reasonable Efforts to perform its obligations under the Research Plan pursuant to Section 4.2.1, (4) assignment of eFFECTOR’s rights in Research Program Technology to Pfizer pursuant to Section 6.1.2, or (5) if the Option has been exercised, payment of the eFFECTOR Share of Shared Development Costs in accordance with Section 5.2.4 or any payment due from eFFECTOR to Pfizer pursuant to a Reconciliation Report pursuant to Section 3.6 (each a “Specific eFFECTOR Breach”): (A) all terms of this Agreement with respect to such Product in such country, including all licenses, sublicenses and other rights granted under this Agreement by eFFECTOR to Pfizer with respect to such Product in such country, will remain in effect in accordance with their terms, except as provided in this clause (i); (B) the amounts payable by Pfizer to eFFECTOR shall be reduced to [***] percent ([***]%) of the amounts which would otherwise be payable with respect to such Product in such country pursuant to Article 3 of this Agreement; (C) eFFECTOR will, within [***] following the effective date of such written notice, deliver to Pfizer all information and samples described in Sections 2.11, 4.2.5(a), 4.2.5(b) and 4.2.5(d) with respect to such Product in such country to the extent not previously provided; (D) eFFECTOR will, for a period of [***] following the effective date of such written notice, provide Pfizer with the knowledge transfer assistance set forth in Section 4.2.5(f) with respect to such Product in such country to the extent not previously provided; (E) if the Specific eFFECTOR Breach occurred with respect to a country in which there are Pfizer Diligence Obligations, Pfizer Diligence Obligations in such country shall terminate; (F) if the Specific eFFECTOR Breach occurred with respect to the United States, the Option will terminate if not previously exercised or, if the Option was previously exercised, the Opt Out Right will be deemed to be exercised with the consequences in Section 5.3.2 if the Opt Out Right has not previously been exercised; and (G) the JRC will be dissolved if not previously dissolved. This Agreement shall remain in full force and effect with respect to any Product in any country in the Territory other than with respect to the Product(s) and country(ies) with respect to which this Agreement was terminated.

(ii) Complete Termination. In the event that Pfizer terminates this Agreement in its entirety pursuant to Section 9.4.2 or pursuant to Section 9.6.1, (x) Pfizer may terminate all licenses and other rights and obligations of each Party to the other Party in their entirety (except for surviving rights as provided in Section 9.5.3), and (y) only if such termination is a Specific eFFECTOR Breach: (A) all terms of this Agreement with respect to such Product in such country, including all licenses, and other rights granted under this Agreement by eFFECTOR to Pfizer will remain in effect in accordance with their terms, except as provided in this clause (ii); (B) the amounts payable by Pfizer to eFFECTOR shall be reduced to [***] percent ([***]%) of the amounts which would otherwise be payable with respect to such Product in such country pursuant to Article 3 of this Agreement; (C) eFFECTOR will, within thirty (30) days following the effective date of termination, deliver to Pfizer all information and samples described in Sections 2.11, 4.2.5(a), 4.2.5(b) and 4.2.5(d) to the extent not previously provided; (D) eFFECTOR will, for a period of [***] following the effective date of termination, provide Pfizer with the knowledge transfer assistance set forth in Section 4.2.5(f) to the extent not previously provided; (E) Pfizer Diligence Obligations shall terminate; (F) the Option will terminate if not previously exercised or, if the Option was previously exercised, the Opt Out Right will be deemed to be exercised with the consequences in Section 5.3.2 if it has not previously been exercised; and (G) the JRC will be dissolved if not previously dissolved.

9.5.2. Accrued Rights. Subject to any mutual release granted pursuant to Section 9.5.1(a)(ii)(B), expiration or termination of this Agreement for any reason will be without prejudice to any right which will have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement will not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

9.5.3. Survival Period. The following sections, together with any sections that expressly survive (including any perpetual licenses granted under Section 3.5.2 prior to expiration or termination), will survive expiration or termination of this Agreement for any reason: Sections 1 (Definitions), 2.6 (Permitted Research Use of Disclosed Know-How and Confidential Information), 2.9 (No Implied Rights), 3.7.6 (Record Keeping), 3.7.7 (Audits), 3.7.8 (Underpayments/Overpayments),, 3.7.9 (Confidentiality), 4.2.6 (Provisions Applicable to Materials Provided by eFFECTOR), 4.6.2 (Permitted Use of Pfizer Materials), 4.6.3 (Unauthorized Use of Pfizer Materials), 4.6.4 (Title to Pfizer Materials), 4.6.5 (Return of Pfizer Materials), 4.6.6 (Ownership of Pfizer Material Improvements), 4.7 (Confidentiality), 6.1 (Ownership of Intellectual Property), 6.2 (Ownership of Other Intellectual Property), 7 (Confidentiality), 8.6 (Disclaimer), 9.5 (Effects of Termination), 9.6 (Provision for Insolvency), 10.1 (No Consequential Damages), 10.2 (Indemnification by Pfizer), 10.3 (Indemnification by eFFECTOR), 10.4 (Procedure), and 11 (Miscellaneous).

9.5.4. Early Termination of Research Term. If the Research Term is terminated prior to its expiration, in addition to reimbursement of all amounts due and owing under Section 3.2 as of the effective date of termination of the Research Term, Pfizer will reimburse eFFECTOR for amounts payable pursuant to Section 3.2 for research completed by eFFECTOR up to the date of termination in accordance with the Research Plan, including Out-of-Pocket Costs and any non-cancellable commitments incurred by eFFECTOR in accordance with this Agreement and the Research Plan.

9.6. Provision for Insolvency.

9.6.1. Termination for Insolvency . In the event that either Party (or its parent) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

9.6.2. Rights to Intellectual Property. All rights and licenses now or hereafter granted by one Party to the other Party under or pursuant to this Agreement, including Sections 2.1, 2.4, 2.5 and 2.7 are rights to “intellectual property” (as defined in the Bankruptcy Code). The Parties hereto acknowledge and agree that the payments by one Party to the other Party hereunder, other than royalty payments pursuant to Section 3.5, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If (a) a case under the Bankruptcy Code is commenced by or against a Party, (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) the other Party elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) will provide to the other Party all intellectual property licensed hereunder, and agrees to grant and hereby grants to the other Party and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following to the extent related to any Compound or Product, or otherwise related to any right or license granted to such other Party under or pursuant to this Agreement: (i) copies of pre-clinical and clinical research data and results; (ii) Product samples and tangible materials; (iv) the technology that is licensed to the other Party hereunder, (v) laboratory notes and notebooks; (vi) Product data or filings, and (vii) Rights of Reference in respect of regulatory filings and approvals, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (viii) all other embodiments of such intellectual property, whether any of the foregoing are in such Party’s possession or control or in the possession and control of any Third Party but which such Party has the right to access or benefit from and to make available to the other Party. Such Party will not interfere with the exercise by the other Party or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist the other Party and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for the other Party or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement.

9.6.3. No Limitation of Rights. All rights, powers and remedies of each Party provided in this Section 9.6 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving the other Party.

10.	LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE.

10.1. No Consequential Damages. Except with respect to liability arising from a breach of Section 7, from any willful misconduct, gross negligence or fraud, or to the extent such Party may be required to indemnify the other Party under Section 10.2 or 10.3, in no event will either Party or its Representatives be liable under this Agreement for any special (only as related to indirect, incidental or consequential damages), indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by the other Party or any of its Representatives. Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s Representatives or stockholders for any damages based on or measured by loss of projected or speculative [***], any [***] due upon any unachieved [***], any [***] due upon any unachieved [***], any [***] or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

10.2. Indemnification by Pfizer. Pfizer will indemnify, defend and hold harmless eFFECTOR, each of its Affiliates, and each of its and its Affiliates’ Representatives (each, a “eFFECTOR Indemnified Party”) from and against any and all judgments, expenses, damages, liabilities, obligations, fees (including the reasonable fees of attorneys and other consulting or testifying professionals), costs and losses (collectively, “Liabilities”) that the eFFECTOR Indemnified Party may be required to pay to one or more Third Parties resulting from any claims, causes, or allegations (whether threatened or pending) by any Third Party (collectively, “Third Party Claims”) based on or arising out of or arising out of:

(a) Development, Manufacture, Commercialization or use of any Product by, on behalf of, or under the authority of, Pfizer or any of its Affiliates (other than by any eFFECTOR Indemnified Party);

(b) recklessness or intentional acts of Pfizer or any Pfizer Indemnified Party; or

(b) the material breach by Pfizer of any of its representations, warranties or covenants set forth in Article 8;

except, in each case, to the extent caused by the negligence, recklessness or intentional acts of eFFECTOR or any eFFECTOR Indemnified Party or the material breach by eFFECTOR or any of its Representatives of any of its representations, warranties or covenants set forth in Article 8.

10.3. Indemnification by eFFECTOR. eFFECTOR will indemnify, defend and hold harmless Pfizer, its Affiliates, and each of its and its Affiliates’ Representatives (each, a “Pfizer Indemnified Party”) from and against any and all Liabilities that the Pfizer Indemnified Party may be required to pay to one or more Third Parties resulting from any Third Party Claims based on or arising out of:

(a) Development, Manufacture, Commercialization or use of any Product by, on behalf of, or under the authority of, eFFECTOR or any of its Affiliates (other than by any Pfizer Indemnified Party);

(b) the material breach by eFFECTOR or any of its Representatives of any of its representations, warranties or covenants set forth in Article 8 except to the extent caused by the negligence, recklessness or intentional acts of Pfizer or any Pfizer Indemnified Party or the material breach by Pfizer or any of its Representatives of any of its representations, warranties or covenants set forth in Article 8;

(c) the recklessness or intentional acts of eFFECTOR or any eFFECTOR Indemnified Party.

10.4. Procedure.

10.4.1. Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party Claim is asserted (including any governmental investigation) against any Pfizer Indemnified Party or eFFECTOR Indemnified Party with respect to any matter for which it is entitled to indemnification hereunder, then Pfizer (if the Third Party Claim is asserted against a Pfizer Indemnified Party) or eFFECTOR (if the Third Party Claim is asserted against an eFFECTOR Indemnified Party), as applicable (the “Indemnified Party”), will promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

10.4.2. Control. Subject to a Party’s right to control any actions described in Sections 6.3.2, 6.3.3, 6.3.5 or 6.3.7 (even where the other Party is the Indemnifying Party), the Indemnifying Party will have the right, exercisable by notice to the Indemnified Party within ten Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). Within ten Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party will give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the

Indemnified Party reasonably so objects, the Indemnified Party will continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party will be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party will cooperate, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten Business Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

10.4.3. Settlement. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party will have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but will not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party will not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other party, and the Indemnified Party will use reasonable efforts to mitigate Liabilities arising from such Third Party Claim.

10.5. Insurance. Each Party further agrees to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance (or clinical trials insurance), if applicable, with minimum “A-” A.M. Best rated insurance carriers to cover its indemnification obligations under Section 10.2 or Section 10.3, as applicable, in each case with limits of not less than [***] dollars ($[***]) per occurrence and in the aggregate. All deductibles and retentions will be the responsibility of the named insured. Pfizer and its Affiliates will be an additional insured on eFFECTOR’s commercial general liability and products liability policies (or clinical trials insurance), if applicable, and be provided with a waiver of subrogation. For U.S. exposures, additional insured status on eFFECTOR’s commercial general liability and products liability policies shall be via form [***] or its equivalent. Products liability coverage shall be maintained for [***] following termination of this Agreement. To the extent of its culpability or negligence, all coverages of eFFECTOR will be [***] with any similar insurance carried by Pfizer. Notwithstanding any provision of this Section 10.5 to the contrary, [***]. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Article 10.

11.	MISCELLANEOUS.

11.1. Assignment. Neither this Agreement nor any interest hereunder will be assignable by a Party without the prior written consent of the other Party, except as follows: (a) a Party may assign its rights and obligations under this Agreement by way of sale of all or substantially all of its business or assets to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that in any such transaction in which the selling Party is not the surviving or remaining entity, the assignee will expressly agree to be bound by such Party’s obligations under this Agreement, (b) such Party may assign its rights and obligations under this Agreement to any of its Affiliates, provided that such Affiliate will expressly agree to be bound by such Party’s obligations under this Agreement and that such Party will remain liable for performance by its Affiliate of all of its rights and obligations under this Agreement. In addition, Pfizer may assign its rights and obligations under this Agreement to a Third Party where Pfizer or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition, provided that the assignee will expressly agree to be bound by Pfizer’s obligations under this Agreement. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.1. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.1 will be void.

11.2. Change of Control of eFFECTOR. eFFECTOR will notify Pfizer in writing promptly (and in any event within two Business Days) following the entering into of a definitive agreement with respect to a Change of Control of eFFECTOR. Pfizer may, in its sole discretion, by providing written notice to eFFECTOR no later than [***] after such written notice from eFFECTOR, elect to, effective upon closing of such Change of Control, terminate the Research Term and take over responsibility for all activities allocated to eFFECTOR under the Research Plan and cease sharing any proprietary marketing materials to eFFECTOR, and eFFECTOR would comply with the provisions regarding technology transfer in Section 2.12. In addition, the provisions of Section 7.5 shall apply.

11.3. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

11.4. Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to remove the condition. For purposes of this Agreement, “force majeure” will include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by earthquake, storm or like catastrophe.

11.5. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

11.6. Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) will be in writing and will be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), five days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as will be specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

All correspondence to Pfizer will be addressed as follows:

Pfizer Inc.

Notices: WRD Business Development

235 East 42nd Street

New York, NY 10017

Attn.: [***]

with a copy to:

Pfizer Inc.

Notices: Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attn.: [***]

To help expedite Pfizer’s awareness and response, copies of notices may be provided to Pfizer by email but must be supplemented by one of the following methods: (a) personal delivery, (b) first class certified mail with return receipt requested, or (c) next-day delivery by major international courier, with confirmation of delivery. Electronic copies may be sent via email to contractnotices@pfizer.com.

All correspondence to eFFECTOR will be addressed as follows:

eFFECTOR Therapeutics, Inc.

11180 Roselle Street

San Diego, CA 92121

Attn.: Chief Business Officer

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn.: Kay Chandler

11.7. Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.8. Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.9. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.

11.10. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.11. Global Trade Control Laws. The Parties acknowledge that certain activities covered by or performed under this Agreement may be subject to laws, regulations or orders regarding economic sanctions, import controls or export controls (“Global Trade Control Laws”). Each of the Parties will perform all activities under this Agreement in compliance with all applicable Global Trade Control Laws to the extent such activities are subject to such Global Trade Control Laws. Furthermore, with respect to the activities performed under this Agreement, each of the Parties represents, warrants and covenants that:

11.11.1. Each Party will not, for activities under this Agreement, (i) engage in any such activities in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or Governmental Entities from or located in a Restricted Market. “Restricted Market” for purposes of this Agreement means the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, Sudan, and Syria, or any other country or region sanctioned by the United States or European Union.

11.11.2. Each Party represents and warrants that it is not a Restricted Party and is not owned or controlled by a Restricted Party. With respect to activities performed under this Agreement, neither Party will engage or delegate to any Restricted Parties for any activities under this Agreement. Each Party will screen all relevant Third Parties involved by such Party in the activities under this Agreement under the relevant Restricted Party Lists. “Restricted Parties” for purposes of this Agreement means any individual or entity on any of the following “Restricted Party Lists”: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List of the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List of the U.S. Department of Commerce; entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities published by the U.S. Health and Human Services’ Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of parties suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

11.11.3. Neither Party will knowingly transfer to the other Party any goods, software, technology or services that are (i) controlled under the U.S. International Traffic in Arms Regulations or at a level other than EAR99 under the U.S. Export Administration Regulations; or (ii) specifically identified as an E.U. Dual Use Item or on an applicable export control list of another country.

11.12. Dispute Resolution. If any dispute or disagreement arises between Pfizer and eFFECTOR in respect of this Agreement, they will follow the following procedures in an attempt to resolve the dispute or disagreement:

11.12.1. The Party claiming that such a dispute exists will give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute.

11.12.2. Within [***] of receipt of a Notice of Dispute and in advance of any meeting pursuant to Section 11.12.3, the receiving Party will provide a written response to the other Party’s claims regarding the dispute.

11.12.3. Within [***] of receipt of a Notice of Dispute, the Chief Scientific Officer, Oncology Research and Development, of Pfizer and the Chief Executive Officer of eFFECTOR will meet at a mutually agreed-upon time and location for the purpose of resolving such dispute.

Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement.

11.13. Governing Law. This Agreement is governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, laws of the State of New York, without regard to conflict of law principles thereof.

11.14. Consent to Jurisdiction and Venue. Each Party to this Agreement hereby (a) irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of New York or the United States District Court for the Southern District of New York (collectively, the “Courts”), for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or such award (other than appeals therefrom), (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such Party. Section 11 of this Agreement does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the Courts shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum; and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.

11.15. Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including that certain Confidential Disclosure Agreement between the Parties dated October 12, 2017 (the “CDA”) which is hereby terminated effective as of the Effective Date, provided that the treatment of Confidential Information disclosed by the Parties prior to the Effective Date pursuant to the CDA will be subject to the terms of this Agreement.

11.16. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.17. Counterparts. This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by facsimile or digital (e.g., PDF) file, each of which will be binding when received by the applicable Party.

11.18. No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement. Pfizer may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Pfizer will remain liable hereunder for the performance by any such Affiliates of any such obligations.

(Signature page follows.)

IN WITNESS WHEREOF, authorized representatives of the Parties have duly executed this Agreement as of the Effective Date to be effective as of the Effective Date.

PFIZER INC.	EFFECTOR THERAPEUTICS, INC.

By	By
Mikael Dolsten Chief Scientific Officer, President World Wide Research, Development and Medical	Name: Title:

EXHIBIT A

COMMERCIALIZATION COSTS

[***]

Exhibit B

Pfizer’s Corporate Policy regarding Animal Care and Use

[***]

SCHEDULE 7.4.1

Press Release

eFFECTOR Enters Into Agreement with Pfizer Inc. to Develop Novel First-in-

Class Inhibitors of eIF4E to Treat Multiple Cancer Types

SAN DIEGO, January [    ], 2019 –– eFFECTOR Therapeutics, Inc., a leader in the development of selective translation regulators (STRs) for the treatment of cancer, and Pfizer Inc. (NYSE: PFE) today announced an exclusive worldwide license and collaboration agreement to develop small-molecule inhibitors of eukaryotic initiation factor 4E (eIF4E), a key oncogenic driver located downstream from both the RAS and PI3K signaling pathways. eIF4E is an effector protein that is activated in a variety of human cancers and is linked to poor prognosis and resistance to certain therapies.

Under terms of the agreement, eFFECTOR will receive a $15 million payment upfront, and will be eligible for additional potential $492M in R&D funding, development and sales milestone payments. eFFECTOR will receive royalties on sales of any products that may result from this collaboration if the program reaches commercialization, and has an option to enter into a co-promotion and profit and loss share arrangement in the United States.

“This collaboration underscores the importance of the emerging field of translation regulation as an exciting new therapeutic approach,” said Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “It will leverage our collective development capabilities and global commercial resources to build momentum around eIF4E inhibitor development and maximize the potential impact for cancer patients.”

“We look forward to working with eFFECTOR with the goal of bringing a promising new therapy to patients with various treatment-refractory cancers,” said Jeff Settleman, Ph.D., Senior Vice President and Chief Scientific Officer, Oncology, Worldwide Research, Development & Medical, Pfizer.

The Role of eIF4E in Cancer

eIF4E (eukaryotic initiation factor 4E) is a highly oncogenic and historically intractable target that is activated in a variety of human cancers and is linked to poor prognosis and resistance to certain therapies. eIF4E is an effector protein integrating signals from multiple important oncogenes and tumor suppressor proteins in the PI3K and RAS oncogenic pathways (including PI3K, AKT, mTOR, PTEN and BRAF), and selectively regulates the translation of a set of target mRNA distinct from those regulated by MNK1/2 and eIF4A. This may expand the potential patient population that may benefit from translation regulation therapy.

About eFFECTOR Therapeutics

eFFECTOR Therapeutics is a clinical-stage biopharmaceutical company at the forefront of an emerging class of therapeutics known as selective translation regulators or STRs. By acting on key biological mechanisms responsible for tumor growth and immune suppression, STRs represent a promising small molecule approach for treating cancer. eFFECTOR’s most advanced program, tomivosertib (eFT508), is currently in Phase 2 clinical trials for the treatment of several types of cancer. eFFECTOR has entered into clinical collaboration agreements with a strategic alliance between Pfizer and Merck KGaA to study tomivosertib in combination with avelumab and separately with Merck & Co to evaluate tomivosertib in combination with KEYTRUDA. Additionally, the company has an emerging pipeline of promising STR programs targeting well-known oncogenes and intractable targets. For more information visit www.effector.com.

Contacts:

Investors:

Amy Conrad

Juniper Point

858-366-3243

amy@juniper-point.com

Media:

Heidi Chokeir, Ph.D.

Canale Communications

619-849-5377

heidi@canalecomm.com